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[GRAPHIC]

[LOGO]

MARCH 2003

Confidential

Presentation to the Special Committee

Strategic Alternatives and Fairness Analysi s o f Potential Going Private Transaction

Houlihan Lokey Howard & Zukin
Financial Advisors
123 North Wacker Drive, 4th Floor	1930 Century Park West
Chicago, Illinois 60606-1700	Los Angeles, California 90067
312-456-4700	310-553-8871
312-456-4701	310-553-2173
www.hlhz.com	www.hlhz.com

Chicago	Los Angeles	New York	San Francisco	Washington D.C.	Minneapolis	Dallas	Atlanta	London

[LOGO]

Table of Contents

Overview & Conclusions
Public Market Valuation Indications
Fairness Analysis
Strategic Alternatives

Appendices
Comparable Public Company Information: Equipment Dealers
Comparable Public Company Information: Equipment Manufacturers
Comparable Transaction Information
Potential Buyer Profiles
Communication to Identified Potential Buyers

i

Overview & Conclusions

Confidential

Overview & Conclusions

ENGAGEMENT OVERVIEW

•                  Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan Lokey”) was retained on January 31, 2003 by the Special Committee (the “Committee”) of the Board of Directors of RDO Equipment Co. (“RDO” or the “Company”) to provide a strategic alternatives analysis in response to a December 16, 2002 proposal by Ronald D. Offutt, the Company’s Chairman, President and Chief Executive Officer, to acquire the shares of RDO he and his immediate family do not own for a price to be determined.  Now that the Committee has decided to proceed with Mr. Offutt’s proposal, Houlihan Lokey has been requested to provide a fairness opinion.

Confidential

TRANSACTION OVERVIEW

•                  In a letter to the Company dated December 16, 2002, Mr. Offutt proposed to acquire the shares of RDO that he and his immediate family do not own.

•                  Mr. Offutt beneficially owns 8,125,884 shares of the Company’s Class A common stock (including 7,450,492 shares of Class B common stock convertible into Class A common stock), or approximately 63.5% of the voting power of the outstanding shares of Class A common stock.

•                  In his letter, Mr. Offutt indicated that he considered an offer in the range of $5.22 to $5.66 per share.

•                  On February 25, 2003, the Committee met with Houlihan Lokey and its counsel to discuss Mr. Offutt’s proposed transaction and Houlihan Lokey’s analyses of RDO.  Following this meeting, Mr. Offutt met with the Committee and proposed a transaction at $5.25 per share.  At this meeting, the Committee informed Mr. Offutt that it could not recommend a transaction at that price and suggested that he consider revising his offer price.

•                  On February 28, 2003, Mr. Offutt contacted the Chairman of the Committee and increased his offer price to $5.90 per share.  The Chairman of the Committee informed Mr. Offutt that he did not think the Committee would accept an offer at this level.

•                  On March 3, 2003, Mr. Offutt proposed a transaction at $6.01 per share.  Mr. Offutt put this offer in writing in a letter dated March 6, 2003 and is pursuing a transaction at this price.

•                  If the Committee determines that his offer is in the best interests of the minority stockholders of RDO, Mr. Offutt intends to cause RDO Tender Co. (“RDO Tender”), an acquisition entity formed to effect the transaction, to commence a formal tender offer within four to six weeks.

•             Mr. Offutt’s letter described several conditions for the tender offer.

•             Tender of a sufficient number of shares to give Mr. Offutt and certain of his family members at least 90% of all Class A shares outstanding following the tender offer, assuming the conversion of Mr. Offutt’s Class B shares into Class A shares (the “90% Condition”).

•             Tender of at least a majority of the total shares held by the minority shareholders (the “Majority of the Minority Condition”).

•             Mr. Offutt would retain the right to waive the 90% Condition, but he would not have the right to waive the Majority of the Minority Condition.

•             There is no financing contingency for the tender offer.

•             Upon completion of the tender offer, RDO Tender would effect a “short form” merger with and into the Company.  In this merger, any RDO shareholders who did not tender their stock would receive the same $6.01 purchase price paid in the tender offer, except for those stockholders who elect to exercise their appraisal rights.

•             Until Mr. Offutt causes RDO Tender to formally commence an offer to the RDO shareholders, Mr. Offutt reserves the right to rescind his proposal for any reason.

OFFER PREMIUM TO MARKET

					Implied Premium
	Offer Price	Stock Price on Dec. 13, 2002 (1)	30-Day Avg. Stock Price as of Dec. 13, 2002 (1)	20-Day Avg. Stock Price as of Dec. 13, 2002 (1)	Stock Price on Dec. 13, 2002 (1)	30-Day Avg. Stock Price as of Dec. 13, 2002 (1)	20-Day Avg. Stock Price as of Dec. 13, 2002 (1)

Dec. 16 Offer (Low)	$5.22	$4.36	$4.17	$4.21	19.7%	25.1%	23.9%

Dec. 16 Offer (High)	$5.66	$4.36	$4.17	$4.21	29.8%	35.6%	34.3%

Feb. 25 Offer	$5.25	$4.36	$4.17	$4.21	20.4%	25.8%	24.6%

Feb. 28 Offer	$5.90	$4.36	$4.17	$4.21	35.3%	41.4%	40.0%

March 3 Offer	$6.01	$4.36	$4.17	$4.21	37.8%	44.0%	42.6%

(1) Trading day prior to Mr. Offutt's letter.

THE COMPANY

•                  RDO specializes in the distribution, sale, service, rental and finance of equipment and trucks to the agricultural, construction, manufacturing, transportation and warehousing industries, as well as to public service entities, government agencies and utilities.

•                  As of October 31, 2002, the Company operated 45 stores in nine states, including Arizona, California, Minnesota, Montana, Nebraska, North Dakota, South Dakota, Texas and Washington.

•                  Its stores include a large network of Deere & Company (“Deere”) construction equipment dealerships and agricultural equipment dealerships.  Deere, a manufacturer and supplier of construction and agricultural equipment, is the primary supplier of new products sold by the Company.

•                  The Company’s stores also offer complementary products from other suppliers, used products, new and used parts, product servicing, product rental, loans, leases and other related products and services.

•                  The Company’s common stock is listed on the New York Stock Exchange under the ticker RDO.

•                  RDO operates primarily through four divisions: Construction Equipment (“CE”), Agricultural Equipment (“Ag”), Trucks and Financial Services.

•                  The CE Division operates dealerships that sell, lease and service Deere construction equipment for light to medium applications.

•                  As Deere dealerships, the Company’s CE dealerships are granted a designated geographic area of responsibility with the exclusive right to sell Deere equipment in that area.

•                  By the terms of the dealership agreement with Deere, CE dealerships are not permitted to sell products competing with Deere.

•                  CE’s primary products are Deere backhoes, excavators, crawler dozers and four-wheel-drive loaders.  CE also handles newer Deere products, such as articulated dump trucks, large excavators, compact excavators and large construction dozers.

•                  In addition to selling and servicing new and used construction equipment, the Company engages in rent-to-purchase and rent-to-rent transactions.

•                  RDO’s Ag Division is the largest Deere agricultural equipment dealer in North America.  Deere is the leading supplier of agricultural equipment in North America.

•                  Deere agricultural equipment dealers are not granted exclusive territories, but are authorized to operate at specific store locations.

•                  While Ag dealerships are not contractually prohibited from selling products competing with Deere, it is tacitly understood that competing products will not be offered.

•                  The Ag Division’s core products include Deere combines, tractors, planting equipment and tillage equipment.

•                  The Ag Division handles both new and used equipment and also rents equipment in the Southwest, where equipment outsourcing is becoming increasingly popular.

•                  RDO operates two Mack and Volvo truck dealerships in North Dakota.

•                  The Company has divested several other truck dealerships due to poor performance.

•                  Mack and Volvo dealerships are granted exclusive territories for their sales operations.

•                  RDO’s Financial Services Division provides customer financing and leasing assistance.

•                  The Company has a private label financing and leasing program with CitiCapital Commercial Corporation (“CitiCapital”).

•                  Prior to the creation of this program, CitiCapital often securitized customer financing contracts held by RDO.

•                  As shown below, a majority of the Company’s revenue is generated by the CE Division.  The revenue by product detail, also shown below, illustrates that the Company derives more than two-thirds of its revenue from equipment and truck sales and less than one-third from parts and service.

Revenue by Division

[CHART]

Revenue by Product

[CHART]

•                  Due to Deere’s dominance of the agricultural equipment market and the Company’s superior service offering for agricultural products, the Ag Division has the highest margins of the Company’s primary business lines.

Operating Margin by Division

[CHART]

SITUATION OVERVIEW

•                  On a normalized basis, the Company’s financial performance has exhibited negative revenue and margin trends.

Historical RDO Revenue and EBITDA Margin

[CHART]

•                  Since its initial public offering in January 1997, the Company has faced numerous issues, including:

•                  Poor environmental conditions leading to weak agricultural equipment demand;

•                  Weak demand in the construction equipment industry;

•                  Increased competition for the remaining construction equipment business;

•                  Strategic limitations placed on the Company by Deere, its primary vendor;

•                  Unsuccessful product line expansion beyond agricultural and construction equipment; and

•                  Unforeseen growth in the equipment rental industry and its effects on current market dynamics and equipment values.

AGRICULTURAL EQUIPMENT DEMAND

•             Demand for agricultural equipment is driven primarily by farm income and farm cash receipts.

•             As shown below, both U.S. farm cash receipts and U.S. farm net income, and consequently agricultural equipment demand, have demonstrated a downward trend since the Company’s IPO in 1997.

U.S. Farm Net Income and Equipment Sales

[CHART]

U.S. Farm Cash Receipts and Equipment Sales

[CHART]

CONSTRUCTION EQUIPMENT DEMAND

•                  Demand for construction equipment is highly correlated with growth in new construction expenditures.  The value of U.S. construction spending peaked in 2000, followed by declines in 2001 and continued weakness in 2002.

•                  Unit shipments of U.S. construction equipment follow a similar pattern.

U.S. Construction Equipment Demand & Shipments

[CHART]

CONSTRUCTION EQUIPMENT PRICING

•                  The poor demand environment for construction equipment has lead to increased competition among dealers, which look to recover some of their revenue shortfalls by increasing their market share.

•                  Since construction equipment is primarily thought of as a commodity item, dealers differentiate themselves primarily through price and service level.

•                  Due to the difficulty of improving service levels in the short-term, price reduction is the key tool for market share improvement, putting downward pressure on margins.

•                  Additional pricing pressure exists because of an oversupply of used equipment.

•                  Equipment rental companies overspent on equipment in the late 1990s.  As demand for equipment fell, these rental companies began selling excess equipment into the used markets.

•                  As a result, not only was the value of used equipment driven down, but additional margin pressure was placed on sales of new equipment.

DEERE RELATIONSHIP ISSUES

•                  The Company is a party to several agreements with Deere.  In exchange for authorization to act as a Deere dealer, these agreements impose several restrictions on the Company and provide Deere with several rights.  These rights and restrictions include the following:

•                  RDO cannot engage in discussions to acquire other Deere dealerships without Deere’s prior written consent;

•                  Deere has the right to have input into selection of RDO’s management, Director nominations and removals of Board members;

•                  RDO must have Deere’s prior written consent to open an additional dealership in an RDO area of responsibility;

•                  RDO, the CE Division and the Ag Division are all required to have equity-to-assets ratios in excess of 25%;

•                  Deere has the right to terminate RDO’s dealer appointments upon the occurrence of a change in control, including the death of Mr. Offutt (unless a succession plan has been approved by Deere prior to Mr. Offutt’s death);

•                  Deere retains the right to appoint other dealers that may operate in competition with RDO;

•                  Deere has the ability to change the size of RDO’s geographic area of responsibility; and

•                  Deere has the right to amend any of the dealer agreements without RDO’s consent as long as the same amendments apply to all dealers.

•                  Pursuant to its rights outlined above, shortly after the Company’s IPO, Deere changed the limitations on the size of its construction equipment dealers.

•                  Prior to the IPO, the size limit on Deere construction equipment dealer sales was 15% of Deere’s total construction equipment distribution potential.  At the time of the IPO, RDO accounted for approximately five percent of Deere’s total construction equipment potential.

•                  Shortly after the IPO, this limit was reduced to 9.9% of Deere’s total construction equipment distribution potential.

•                  RDO became a publicly traded company on the premise of consolidating construction equipment dealerships, but Deere’s implementation of the 9.9% cap put severe limitations on RDO’s growth potential.

•                  This reduced growth potential has continued to have a negative impact on RDO’s share price and trading volume, and is one of the key reasons Mr. Offutt is proposing to take the Company private.

•                  Additional pressure was put on the relationship with Deere’s 1999 creation of Nortrax, Inc. (“Nortrax”), a company built as an acquisition platform for Deere construction equipment dealerships.

•                  In July 2000, RDO filed an arbitration claim against Deere for unlawful restriction of the Company’s business.  Deere filed a counterclaim to revoke RDO’s construction equipment dealership franchises under the terms of the dealership agreements.  In October 2000, RDO filed suit in federal court against Credit Suisse First Boston Corporation (“CSFB”), a partner with Deere in the Nortrax business.  The aim of both actions was to remove the growth limit imposed by Deere and allow the Company to resume its acquisition strategy.

•                  All parties settled their claims and suits in December 2000 with the resumption of the status quo:

•                  RDO retained its Deere construction equipment dealership rights; and

•                  Deere’s 9.9% market share restriction continued to apply to RDO.

•                  Since the settlement, RDO’s relationship with Deere has improved considerably.

PRODUCT LINE EXPANSION

•                  With growth opportunities in the construction segment limited by restrictions placed on the Company by Deere, RDO began acquiring businesses that were unrelated to its core construction and agricultural equipment dealerships.

•                  Between 1997 and late 1999, RDO acquired a series of Mack and Volvo truck dealerships.

•                  In August 1998, RDO entered the material handling business by receiving exclusive distribution rights in the Midwest for Hyster lift trucks.  The Company acquired an additional material handling business in September 1998.

•                  With the exception of the Fargo-based Mack truck dealership acquired in 1997, the truck and material handling businesses have not performed well.

•                  In 2001, the Company began divesting truck dealerships.

•                  RDO is currently considering the divestiture of the material handling business as well.

•                  These expansion plans diverted financial and management resources from the core construction and agricultural equipment business.

GROWTH IN THE EQUIPMENT RENTAL INDUSTRY

•                  In the late 1990s, several large public companies, including United Rentals, Inc., NationsRent, Inc., Atlas Copco AB and Neff Corporation, began a process of consolidation in the equipment rental industry.  These companies achieved tremendous revenue growth in the late 1990s.

U.S. Equipment Rental Industry Growth

[CHART]

•                  The growth of the equipment rental industry had several negative impacts on equipment dealerships.

•                  Much of the large volume of equipment purchased by the rental companies in their growth years was made directly through manufacturers, not through dealers.  While dealers typically earned commissions for units sold in their region directly through manufacturers, this commission was less than the margin on a dealer sale.

•                  As equipment became cheaper and easier to rent, purchases of new and used equipment fell.

•                  During the same period, total demand for construction equipment, both sale and rental, fell due to an overall growth decline in construction activity.  As demand for rental equipment fell, the rental companies began selling their excess equipment inventory.  Due to the volume discounts they received from manufacturers, rental companies paid less for a given piece of equipment than dealers did.  Thus, when the rental companies began selling their equipment, they did so at prices below those that dealers could offer.

•                  This created an oversupply of equipment and put downward pressure on used equipment valuations and pricing on new equipment.

TRANSACTION RATIONALE

•                  Mr. Offutt believes that with the change in the Company’s growth strategy, there is no longer any benefit to the Company’s shares being publicly traded.

•                  Due to Deere’s 9.9% market share limitation, the Company is no longer a “growth stock” and public valuations are low as a result.

•                  The Company has no analyst coverage and investor interest in the stock is minimal.

•                  The Company attempted to put a floor on its stock price by repurchasing shares, but such efforts were not successful.

•                  The stock has very low volume and has historically experienced downward price pressure on very few trades.

•                  The annual costs of being a publicly traded entity are estimated by management at approximately $500,000.

•                  With Deere’s effective prohibition of construction dealership acquisitions, the Company’s acquisition strategy is limited to agricultural equipment dealers.  With no aggressive acquisition plans, the benefits of having access to public equity markets for capital is minimal.

•                  The Company’s publicly traded status has had little or no positive impact on attracting management and sales talent as originally anticipated.

•                  Low trading volumes and low public market valuations provide little or no liquidity to the Offutt family.

•                  Based on the aforementioned reasoning, Mr. Offutt initiated a going private transaction.

•                  According to Mr. Offutt, his initial offering range of $5.22 to $5.66 was based on:

•                  The need to offer a 20% to 30% premium to the Company’s publicly traded share price; and

•                  The net book value of the Company.

DUE DILIGENCE

•                  In connection with our engagement, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

•                  met with certain members of the senior management of the Company to discuss the operations, financial condition, future prospects, and projected operations and performance of the Company;

•                  visited the business offices of the Company located in Fargo, North Dakota;

•                  reviewed the Company’s SEC filings on Form 10-K for the fiscal year ended January 31, 2002 and quarterly reports on Form 10-Q for the quarter and nine-month period ended October 31, 2002, which the Company’s management has identified as being the most current financial statements available;

•                  reviewed internally prepared financial statements for the latest twelve months ended October 31, 2002 for each of RDO’s individual segments;

•                  reviewed forecasts and projections prepared by the Company’s management with respect to the Company, and its individual segments, for the fiscal years ended January 31, 2004 through 2007;

•                  reviewed the historical market prices and trading volume for the Company’s publicly traded securities;

•                  reviewed certain other publicly available financial data for certain companies that we deem comparable to the Company;

•                  conducted a search for potential buyers of the minority shares and discussed the identification of these parties with the Committee and RDO management, including Mr. Offutt;

•                  utilizing only publicly available information, contacted selected companies to: (a) ensure they were aware of Mr. Offutt’s proposal and (b) ascertain any interest those companies may have in RDO or the RDO shares not owned by Mr. Offutt;

•                  reviewed Mr. Offutt’s letter to the Committee dated March 6, 2003 describing his proposal to effect a tender offer for the minority shares;

•                  discussed theoretical strategic alternatives that may or may not be readily available to the minority shareholders with the Committee; and

•                  conducted such other studies, analyses and inquiries as we have deemed appropriate.

•                  Houlihan Lokey has relied upon and assumed, without further verification, that the financial forecasts and projections provided have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to Houlihan Lokey.

•                  Houlihan Lokey has not independently verified the accuracy and completeness of the information supplied with respect to the Company and does not assume any responsibility with respect to it.

VALUATION SUMMARY

($Millions, except per share values)

				Implied Per Share Value (4)
	Low		High	Low	High

Enterprise Value Indication from Operations
Market Approach
Market Multiple Methodology (rounded)	$159.000	—	$183.000	$5.47	$7.36

Comparable Transaction Methodology (rounded)	$143.000	—	$149.000	$4.21	$4.68

Income Approach
Discounted Cash Flow Methodology - Gordon Growth (rounded)	$148.000	—	$182.000	$4.60	$7.28
Results Summary
Enterprise Value from Operations (rounded)	$150.000	—	$171.000
Non-Operating Assets / Contingent Liabilities
Add: Cash and Cash Equivalents Balance as of 1/31/03	$0.033	—	$0.033
Add: Nonoperating Assets(1)	$0.563	—	$0.563
Less: Contingent Liabilities	$(5.504)	—	$(5.504)
Total Non-Operating Assets / Contingent Liabilities	$(4.909)	—	$(4.909)
Enterprise Value (rounded)	$145.000	—	$166.000
Less: Total Debt(2)	$84.616	—	$84.616
Less: Preferred Stock	$0.000	—	$0.000
Aggregate Value of Controlling Interests	$60.384	—	$81.384

Per Share Value(3)	$4.75	—	$6.41

(1)          Non-operating assets consist of real estate located near Dallas, Texas.  Fair market value estimate per management.

(2)          Based on estimated 1/31/03 amounts.

(3)          Based on 12.701 million shares outstanding.

(4)          After non-operating assets, contingent liabilities and the exclusion of debt.

IMPLIED MULTIPLE ANALYSIS

($Millions, except per share values)

Transaction Summary
Offer Price per Share	$6.01
Shares Outstanding (millions)	12.701
Implied Equity Value	$76.335
Plus: Total Debt	$84.616
Plus: Contingent Liabilities	$5.504
Less: Non-Operating Assets	$(0.563)
Less: Cash	$(0.033)
Implied Enterprise Value	$165.859

	Enterprise	Equity	Representative	Implied		Range
Implied Multiple Analysis	Value	Value	Level	Multiple		Low		High

LTM
Revenues	$165.859		$542.792	0.31	x	0.19	x	0.78	x

Total Assets(1)	$165.859		$206.765	0.80	x	0.38	x	0.89	x

Tangible Net Book Value		$76.335	$64.434	1.18	x	0.33	x	2.34	x

Total Net Book Value(2)		$76.335	$89.950	0.85	x	0.22	x	1.38	x

NFY
EBITDA	$165.859		$17.355	9.6	x	7.2	x	7.2	x

EBIT	$165.859		$12.955	12.8	x	13.8	x	13.8	x

					Rush		Implied Multiple
					Enterprises,		As a Percent of:
Implied Multiple Analysis	Mean		Median		Inc.		Low	Median	High	Rush

LTM
Revenues	0.44	x	0.39	x	0.33	x	159.7%	77.8%	39.3%	93.6%

Total Assets(1)	0.71	x	0.78	x	0.75	x	213.4%	102.6%	89.9%	106.6%

Tangible Net Book Value	1.25	x	1.08	x	1.08	x	356.3%	109.3%	50.7%	109.3%

Total Net Book Value(2)	0.74	x	0.62	x	0.62	x	393.9%	136.5%	61.4%	136.5%

NFY
EBITDA	7.2	x	7.2	x	7.2	x	131.8%	131.8%	131.8%	131.8%

EBIT	13.8	x	13.8	x	13.8	x	93.0%	93.0%	93.0%	93.0%

LTM - Latest Twelve Months.

NFY - Next Fiscal Year.

(1)          Net of cash and cash equivalents.

(2)          Includes goodwill.

[GRAPHIC]

Public Market Valuation Indications

Confidential

[LOGO]

Public Market Valuation Indications

PUBLIC VALUATION

	Spot Price	30-Day Average	60-Day Average	52-Week High	52-Week Low	52-Week Average

Stock Price	$4.36	$4.17	$4.30	$5.75	$2.35	$4.43

Premium(1)	37.5%	37.5%	37.5%	37.5%	37.5%	37.5%

Implied Value	$6.00	$5.74	$5.91	$7.91	$3.23	$6.09

Note: All prices as of December 13, 2002, the trading day prior to Mr. Offutt’s proposal.

(1)          Based on the median one-month control premium for all going private transactions included in Houlihan Lokey’s Going Private Report.  Note that the going private transactions upon which this premium range is based are not limited to those transactions where there was a majority shareholder prior to the transaction.

STOCK TRADING AND VOLUME ANALYSIS: EQUIPMENT DEALERS

($Millions, except per share values)

	RDO Equipment Co.	Finning International Inc.	Rush Enterprises, Inc.	Wajax Limited	Western Power & Equipment Corp.	Median	Mean

Ticker Symbol	RDO	*FTT	RUSH	*WJX	WPEC
Exchange	NYSE	Toronto	NASDAQ	Toronto	OTC

Analyst Coverage	0	4	2	1	0	2	2

Fully Diluted Shares	12.701	78.722	14.536	16.475	4.003	15.505	28.434

Closing Price as of Valuation Date	$4.95	$16.33	$3.71	$1.65	$0.10	$2.68	$5.45

Market Value of Equity (MVE)	$62.871	$1,285.853	$53.927	$27.260	$0.400	$40.594	$341.860

Public Float	4.000	77.296	8.200	15.699	1.100	11.949	25.574
Percent of Total Shares Outstanding	31.5%	98.2%	56.4%	95.3%	27.5%	75.9%	69.3%

Institutional Holdings(1)	2.269	7.586	2.022	0.313	0.075	1.167	2.499
Percent of Total Shares Outstanding	17.9%	9.6%	13.9%	1.9%	1.9%	5.8%	6.8%
Percent of Total Public Float	56.7%	9.8%	24.7%	2.0%	6.8%	8.3%	10.8%
Number of Institutional Holders (1)	8	35	11	4	2	8	13

Average Trading Volume(2)	0.004	0.132	0.009	0.004	0.006	0.007	0.038
Percent of Total Shares Outstanding	0.0%	0.2%	0.1%	0.0%	0.1%	0.1%	0.1%
Percent of Total Public Float	0.1%	0.2%	0.1%	0.0%	0.5%	0.1%	0.2%

Short Interest	0.004	NA	0.000	NA	0.016	0.000	0.008
Short Interest Ratio(3)	0.33	NA	NMF	NA	1.46	0.00	1.46
Percent of Total Shares Outstanding	0.0%	NA	NMF	NA	0.4%	0.0%	0.4%
Percent of Total Public Float	0.1%	NA	NMF	NA	1.5%	0.0%	1.5%

Observations

•  No analyst coverage.

•  Low institutional ownership.

•  Low trading volume.

•  Majority of shares held by insiders.

(1) Includes only institutions that hold more than 0.1% ownership of a company.

(2) Average weekly trading volume calculation is based on last six months.

(3) Short interest ratio for January 2003.

STOCK TRADING AND VOLUME ANALYSIS: EQUIPMENT MANUFACTURERS

($Millions, except per share values)

	RDO Equipment Co.	AGCO Corporation	Astec Industries, Inc.	Caterpillar Inc.	CNH Global N.V.	Deere & Company

Ticker Symbol	RDO	AG	ASTE	CAT	CNH	DE
Exchange	NYSE	NYSE	NASDAQ	NYSE	NYSE	NYSE

Analyst Coverage	0	4	4	16	1	15

Fully Diluted Shares	12.701	74.900	19.677	346.946	655.600	241.960

Closing Price as of Valuation Date	$4.95	$15.89	$7.15	$45.22	$1.47	$39.85

Market Value of Equity (MVE)	$62.871	$1,190.161	$140.690	$15,688.898	$963.732	$9,642.087

Public Float	4.000	68.060	15.500	340.700	96.170	238.900
Percent of Total Shares Outstanding	31.5%	90.9%	78.8%	98.2%	14.7%	98.7%

Institutional Holdings(1)	2.269	67.891	11.998	202.551	76.919	175.746
Percent of Total Shares Outstanding	17.9%	90.6%	61.0%	58.4%	11.7%	72.6%
Percent of Total Public Float	56.7%	99.8%	77.4%	59.5%	80.0%	73.6%
Number of Institutional Holders(1)	8	116	42	84	23	94

Average Trading Volume(2)	0.004	0.929	0.074	1.963	0.207	1.595
Percent of Total Shares Outstanding	0.0%	1.2%	0.4%	0.6%	0.0%	0.7%
Percent of Total Public Float	0.1%	1.4%	0.5%	0.6%	0.2%	0.7%

Short Interest	0.004	2.600	0.140	10.300	0.115	2.680
Short Interest Ratio(3)	0.33	4.36	2.69	7.83	0.78	2.19
Percent of Total Shares Outstanding	0.0%	3.5%	0.7%	3.0%	0.0%	1.1%
Percent of Total Public Float	0.1%	3.8%	0.9%	3.0%	0.1%	1.1%

	JLG Industries, Inc.	Navistar International Corporation	PACCAR Inc.	Terex Corporation	Median	Mean

Ticker Symbol	JLG	NAV	PCAR	TEX
Exchange	NYSE	NYSE	NASDAQ	NYSE

Analyst Coverage	5	6	9	6	6	7

Fully Diluted Shares	42.867	68.728	116.486	47.400	74.900	179.396

Closing Price as of Valuation Date	$4.66	$22.98	$46.50	$11.90	$15.89	$21.74

Market Value of Equity (MVE)	$199.760	$1,579.377	$5,416.579	$564.060	$1,190.161	$3,931.705

Public Float	42.600	67.300	101.000	43.100	68.060	112.592
Percent of Total Shares Outstanding	99.4%	97.9%	86.7%	90.9%	90.9%	84.0%

Institutional Holdings(1)	18.874	50.419	52.081	39.402	52.081	77.320
Percent of Total Shares Outstanding	44.0%	73.4%	44.7%	83.1%	61.0%	60.0%
Percent of Total Public Float	44.3%	74.9%	51.6%	91.4%	74.9%	72.5%
Number of Institutional Holders(1)	16	75	62	73	73	65

Average Trading Volume(2)	0.145	0.980	1.295	0.375	0.929	0.840
Percent of Total Shares Outstanding	0.3%	1.4%	1.1%	0.8%	0.7%	0.7%
Percent of Total Public Float	0.3%	1.5%	1.3%	0.9%	0.7%	0.8%

Short Interest	1.200	9.360	3.670	2.790	2.680	3.651
Short Interest Ratio(3)	8.16	8.76	4.15	8.19	4.36	5.23
Percent of Total Shares Outstanding	2.8%	13.6%	3.2%	5.9%	3.0%	3.7%
Percent of Total Public Float	2.8%	13.9%	3.6%	6.5%	3.0%	4.0%

Observations

•  No analyst coverage.

•  Low institutional ownership.

•  Low trading volume.

•  Majority of shares held by insiders.

(1)          Includes only institutions that hold more than 0.1% ownership of a company.

(2)          Average weekly trading volume calculation is based on last six months.

(3)          Short interest ratio for January 2003.

RDO EQUIPMENT CO. PRICE / VOLUME GRAPH

[CHART]

SIGNIFICANT EVENTS

Date		Press Release

A	January 27, 1997	RDO begins trading on the New York Stock Exchange.

B	February 10, 1997	RDO acquires equipment rental company Sun Valley Equipment Corp of Cottonwood, Arizona.

C	February 20, 1997	RDO acquires Mack truck dealership Midwest Mack, Inc. of Fargo, North Dakota.

D	April 22, 1997	RDO acquires agricultural dealerships in Yuma, Ehrenberg and Wellton, Arizona and Imperial, California.

E	May 21, 1997	RDO acquires a Valmont Industries Inc. irrigation system dealership in central North Dakota.

F	May 29, 1997	RDO acquires Kuenstar Machinery, L.P., a Deere & Company construction equipment dealership with three stores in Texas.

G	June 9, 1997	RDO acquires Bergstedt Implement, Inc., a Deere & Company agricultural equipment dealership located in Hazen, North Dakota.

H	November 18, 1997	RDO acquires Hall-Perry Equipment Co., a Deere & Company construction equipment dealership located in Hazen.

I	December 9, 1997	RDO forms a finance unit to provide loans, leases, disability insurance and other services to customers.

J	January 12, 1998	RDO acquires Hall GMC Inc. and Hall Truck Centers. North Dakota-based Volvo, Isuzu and GMC truck dealership.

K	May 18, 1998	RDO acquires Mack dealership Twin Cities Mack Sales & Service Inc., based in Minneapolis/St. Paul, Minnesota.

L	August 17, 1998	RDO is appointed Hyster lift truck distributor for the upper Midwest.

M	September 8, 1998	RDO acquires material handling company Midlands Rental & Machinery, Inc.

N	February 3, 1999	RDO acquires Volvo truck dealerships in Dallas Ft. Worth, Texas.

O	August 4, 1999	RDO retains Deutsche Banc Alex. Brown to explore strategic alternatives for its construction equipment rental operations.

Date		Press Release

P	September 1, 1999	RDO acquires Volvo truck dealerships located in Long Beach and Riverside, California and a used truck dealership in Fontana, California.

Q	January 14, 2000	RDO announces the sale of its RDO Rental Co. unit to United Rentals Inc.

R	July 18, 2000	RDO files suit against John Deere Construction Equipment Company (“John Deere”).

S	October 23, 2000	RDO files suit against CSFB.

T	November 28, 2000	RDO announces it has reduced its workforce by over five percent for annual savings of $3 - $4 million.

U	December 29, 2000

RDO and John Deere reach a settlement in their arbitration and federal court claims. John Deere revoked its dealer termination notices and dismissed its arbitration claims. RDO dismissed its arbitration and federal court claims against John Deere and CSFB.

V	January 19, 2001

RDO issues a press release announcing it expects losses for the fiscal year ended January 31, 2001. The Company also announces it reached an agreement to sell its Roseville, Minnesota truck dealership to Mack Trucks of Rochester, Inc.

W	May 24, 2001	RDO announces the sale of truck centres located in Dallas, Waco and Ft. Worth Texas.

X	October 16, 2001	RDO announces stock repurchase program.

Y	June 2, 2002	RDO announces an agreement to sell its Riverside, California truck dealership.

Z	December 16, 2002

RDO announces that it has received a letter from Chairman and Chief Executive Officer Ron Offutt expressing an interest in acquiring the 35.9% of the Class A Common Stock of the Company that he does not already own or control.

AA	January 22, 2003	RDO announces that its Board of Directors has formed a Special Committee to evaluate Mr. Offut's proposal and has hired Houlihan Lokey as its investment banker.

[GRAPHIC]

Fairness Analysis

Confidential

[LOGO]

Fairness Analysis

VALUATION SUMMARY

($Millions, except per share values)

				Implied Per Share Value (4)
	Low		High	Low	High

Enterprise Value Indication from Operations
Market Approach
Market Multiple Methodology (rounded)	$159.000	—	$183.000	$5.47	$7.36

Comparable Transaction Methodology (rounded)	$143.000	—	$149.000	$4.21	$4.68

Income Approach
Discounted Cash Flow Methodology - Gordon Growth (rounded)	$148.000	—	$182.000	$4.60	$7.28
Results Summary
Enterprise Value from Operations (rounded)	$150.000	—	$171.000
Non-Operating Assets / Contingent Liabilities
Add: Cash and Cash Equivalents Balance as of 1/31/03	$0.033	—	$0.033
Add: Nonoperating Assets(1)	$0.563	—	$0.563
Less: Contingent Liabilities	$(5.504)	—	$(5.504)
Total Non-Operating Assets / Contingent Liabilities	$(4.909)	—	$(4.909)
Enterprise Value (rounded)	$145.000	—	$166.000
Less: Total Debt(2)	$84.616	—	$84.616
Less: Preferred Stock	$0.000	—	$0.000
Aggregate Value of Controlling Interests	$60.384	—	$81.384

Per Share Value(3)	$4.75	—	$6.41

(1)               Non-operating assets consist of real estate located near Dallas, Texas. Fair market value estimate per management.

(2)               Based on estimated 1/31/03 amounts.

(3)               Based on 12.701 million shares outstanding.

(4)               After non-operating assets, contingent liabilities and the exclusion of debt.

MARKET MULTIPLE METHODOLOGY

($Millions)

							Add:
	Representative	Selected					Total	Preferred	Indicated
	Level	Multiple Range					Debt	Stock	Enterprise Value Range
LTM
Revenues	$542.792	0.30	x	—	0.35	x			$162.840	—	$189.980
Total Assets(1)	$206.765	0.70	x	—	0.90	x			$144.740	—	$186.090
Tangible Net Book Value(2)	$64.434	1.00	x	—	1.20	x	$84.616	$0.000	$149.050	—	$161.940

NFY
EBITDA	$17.355	7.0	x	—	7.5	x			$121.490	—	$130.160
EBIT	$12.955	13.0	x	—	14.0	x			$168.420	—	$181.370

Median									$149.050	—	$181.370
Mean									$149.308	—	$169.908

Selected Enterprise Value Range, on a Minority Interest Basis									$149.308	—	$169.908
Less: Total Interest-Bearing Debt									84.616	—	84.616
Less: Preferred Stock									0.000	—	0.000
Aggregate Value of Minority Interest, as if Marketable									$64.692	—	$85.292
Add: Control Premium @ 15.0%									9.704	—	12.794
Value of Total Equity, on a Controlling Interest Basis									$74.396	—	$98.086
Add: Total Interest-Bearing Debt									84.616	—	84.616
Add: Preferred Stock									0.000	—	0.000
Enterprise Value Range, on a Controlling Interest Basis (rounded)									$159.000	—	$183.000

LTM - Latest Twelve Months.

NFY - Next Fiscal Year.

(1)   Net of cash and cash equivalents.

(2)   Selected total net book value multiples (i.e., including goodwill) of 0.6x to 0.7x the Company’s $90.0 million of total net book value yielded enterprise value indications of $138.6 million and $147.6 million, respectively. These values do not reflect a control premium. With a 15% control premium, the enterprise value indications are $146.7 million and $157.1 million. See page 40 for the detailed pricing information on both tangible net book value and total net book value.

COMPARABLE TRANSACTION METHODOLOGY

($Millions)

					Add:
LTM	Representative Level	Selected Multiple Range			Total Debt	Preferred Stock	Indicated Enterprise Value Range

Revenues	$542.792	0.30 x	—	0.40 x			$162.840	—	$217.120

EBITDA	$14.997	6.5 x	—	7.0 x			$97.480	—	$104.980

Net Book Value	$64.430	0.9 x	—	1.0 x	$84.616	$0.00	$142.606	—	$149.046

Mean							$134.309	—	$157.049

Selected Enterprise Value Range, on a Controlling Interest Basis (rounded) (1)							$143.000	—	$149.000

LTM - Latest Twelve Months.

(1)          Selected enterprise value range based on net book value multiple. According to industry practice and Houlihan Lokey industry experience, net book value is generally the basis for equipment dealership transactions.

DISCOUNTED CASH FLOW METHODOLOGY

($ Millions)

	Projected Fiscal Year Ending January 31,
	2004	2005	2006	2007	2008 (1)
EBIT	$12.955	$15.227	$16.920	$18.860	$19.400
Less: Taxes	5.182	6.091	6.768	7.544	7.760
Debt-Free Earnings	$7.773	$9.136	$10.152	$11.316	$11.640
Less: Capital Expenditures	(3.502)	(4.138)	(4.242)	(4.341)	(4.341)
Less: Working Capital Requirements	16.392	(3.990)	(3.528)	(3.610)	(4.362)
Add: Depreciation and Amortization	4.400	4.200	4.000	4.000	4.300
Total Net Investment	$17.290	$(3.928)	$(3.771)	$(3.951)	$(4.402)

Net Debt-Free Cash Flows:	$25.063	$5.208	$6.381	$7.365	$7.238

Partial-Year Adjustment Factor	0.912	1.000	1.000	1.000	1.000

Net Debt-Free Cash Flows	$23.621	$5.208	$6.381	$7.365	$7.238
Discount Period	0.46	1.41	2.41	3.41	4.41
Discount Factor @ 7.5%	0.97	0.90	0.84	0.78	0.73
Present Value of Net Debt-Free Cash Flows:	$22.124	$4.703	$5.360	$5.755	$5.260

Sensitivity Analysis: Enterprise Value

	Gordon Growth Rate
Discount Rate	2.0%	2.5%	3.0%	3.5%	4.0%
6.5%	$203.358	$203.955	$204.736	$205.517	$206.298
7.0%	$180.115	$180.784	$181.454	$182.123	$182.793
7.5%	$162.161	$162.744	$163.327	$163.910	$164.493
8.0%	$147.784	$148.298	$148.813	$149.327	$149.841
8.5%	$136.011	$136.469	$136.927	$137.386	$137.844

Range of Selected Enterprise Values (rounded)	$148.000	—	$182.000

DCF Assumptions
Discount Rate	7.5%
Tax Rate	40.0%

Gordon Growth Assumptions
2008 Cash Flow (3.0% Growth Rate)	$7.454
Gordon Growth Rate	3.0%

Terminal Value	$165.280
Discount Period	4.41
Discount Factor @ 7.5%	0.73
PV of Terminal Value	$120.126

Distribution of Value

Period Cash Flow	26.5%
Terminal Cash Flow	73.5%
Total	100.0%

Implied Analyses
LTM EBITDA Multiple	11.0x
NFY EBITDA Multiple	9.5x
Implied Terminal EBITDA Multiple	7.0x

(1) 2008 projection based on growth, margin and working capital assumptions provided by management.

REPRESENTATIVE LEVELS

($Millions)

					Projected Fiscal Year Ended January 31,
	Fiscal Year Ended January 31,			LTM Ended 10/31/02
	2000	2001	2002		2004 (4)	2005 (4)

Reported Revenue	$688.970	$680.378	$549.920	$542.792	$540.387	$556.302

Less: Cost of Goods Sold	566.877	576.283	452.697	445.801	442.087	452.942
Gross Profit	$122.093	$104.095	$97.223	$96.991	$98.300	$103.359
Less: Selling, General & Administrative	95.964	105.420	90.283	89.296	85.345	88.132
Less: Other Operating Expenses	0.500	11.700	0.500	0.500	0.000	0.000
Add: Depreciation (1)	11.483	5.967	4.965	4.602	4.400	4.200
Add: Adjustments (2)	(0.625)	16.346	4.500	3.200	0.000	0.000

Adjusted EBITDA	$36.487	$9.288	$15.905	$14.997	$17.355	$19.427

Less: Depreciation and Amortization	11.483	5.967	4.965	4.602	4.400	4.200

Adjusted EBIT	$25.004	$3.321	$10.940	$10.395	$12.955	$15.227

Less: Interest Expense, net	14.536	12.578	6.649	2.372	3.770	3.788
Adjusted Pre-tax Income	$10.468	($9.257)	$4.291	$8.023	$9.185	$11.439
Less: Taxes @ 40.0%	4.187	(3.703)	1.716	3.209	3.674	4.575

Adjusted Net Income	$6.281	($5.554)	$2.575	$4.814	$5.511	$6.863

Add: Depreciation and Amortization	11.483	5.967	4.965	4.602	4.400	4.200

Adjusted Cash Flow	$17.764	$0.413	$7.540	$9.416	$9.911	$11.063

Net Book Value (tangible)	$73.070	$65.094	$62.731	$64.434	$58.340	$61.764

Total Assets (3)	$357.790	$298.353	$215.742	$206.765	$193.505	$199.370

					Projected Fiscal Year Ended January 31,
	Fiscal Year Ended January 31,			LTM Ended 10/31/02
	2000	2001	2002		2004 (4)	2005 (4)
Footnotes:
(1) Excludes amortization of goodwill.
(2) Adjustments:
Operating One-Time Charges/(Gains) (a)	$0.500	$17.000	$4.500	$3.200	$0.000	$0.000
Non-Operating Recurring Expenses/(Income)	0.000	0.000	0.000	0.000	0.000	0.000
National Direct Sales Income Adjustment (b)	(1.125)	(0.654	0.000	0.000	0.000	0.000
Total Adjustments	$(0.625)	$16.346	$4.500	$3.200	$0.000	$0.000

(a)   Non-recurring charges in 2000 include $0.5 million of public company expenses. Non-recurring charges in 2001 include $7.2 million of asset impairment charges, a $3.0 million loss on the sale of the Roseville, MNtruck business, $0.8 million ofseverance costs, $0.2 million of lease-related charges, $5.3 million ofinventory write-downs and $0.5 million of public company expenses. Non-recurring charges in 2002 include $4.0 million of inventory write-downs and $0.5 million of public company expenses. Non-recurring charges in the LTM period ended 10/31/02 consist of a $0.4 million gain from the finalization and discount of a manufacturer sponsored obligation that originated in fiscal 1999 as part of the Company’s acquisition of theRiverside, CAtruck dealership, $3.1 million of inventory write-downs and $0.5 million of public company expenses.

(b)   Adjustment to reflect normalized National Direct Sales Income.

(3)   Net of Cash & Cash Equivalents.

(4)   Per management.

PUBLIC COMPANY MARKET INFORMATION

	Price / Tangible Book Value	Price / Total Book Value	EV / Total Assets	Price / Cash Flow
				LTM	NFY	3-Yr. Avg.

Finning International Inc.	2.3 x	1.4 x	0.8 x	2.9 x	NA	3.4 x

RDO Equipment Co.	1.0 x	0.7 x	0.7 x	8.8 x	6.3 x	8.4 x

Rush Enterprises, Inc.	1.1 x	0.6 x	0.8 x	2.4 x	2.3 x	2.7 x

Wajax Limited	0.3 x	0.2 x	0.4 x	3.2 x	NA	2.7 x

Western Power & Equipment Corp.	NMF	NMF	0.9 x	0.1 x	NA	0.1 x

Low	0.3 x	0.2 x	0.4 x	0.1 x	2.3 x	0.1 x
High	2.3 x	1.4 x	0.9 x	3.2 x	2.3 x	3.4 x
Median	1.1 x	0.6 x	0.8 x	2.6 x	2.3 x	2.7 x
RDO Equipment Co. as Percent of	90.0%	112.4%	94.9%	331.2%	276.3%	313.0%
Mean	1.3 x	0.7 x	0.7 x	2.2 x	2.3 x	2.2 x
RDO Equipment Co. as Percent of	78.0%	94.5%	104.9%	406.7%	276.3%	380.8%

	EV / EBITDA			EV / EBIT			EV / Revenue
	LTM	NFY	3-Yr. Avg.	LTM	NFY	3-Yr. Avg.	LTM

Finning International Inc.	4.2 x	NA	5.0 x	9.2 x	NA	10.6 x	0.78 x

RDO Equipment Co.	14.0 x	8.8 x	8.5 x	24.0 x	11.8 x	14.5 x	0.28 x

Rush Enterprises, Inc.	7.5 x	7.2 x	7.1 x	14.7 x	13.8 x	10.7 x	0.33 x

Wajax Limited	6.0 x	NA	5.3 x	10.0 x	NA	6.8 x	0.19 x

Western Power & Equipment Corp.	10.1 x	NA	6.4 x	-17.5 x	NA	NMF	0.46 x

Low	4.2 x	7.2 x	5.0 x	9.2 x	13.8 x	6.8 x	0.19 x
High	10.1 x	7.2 x	7.1 x	14.7 x	13.8 x	10.7 x	0.78 x
Median	6.8 x	7.2 x	5.8 x	10.0 x	13.8 x	10.6 x	0.39 x
RDO Equipment Co. as Percent of	206.2%	121.7%	145.5%	241.2%	85.7%	136.9%	72.0%
Mean	7.0 x	7.2 x	5.9 x	11.3 x	13.8 x	9.4 x	0.44 x
RDO Equipment Co. as Percent of	200.6%	121.7%	143.5%	212.9%	85.7%	154.5%	64.5%

Footnotes:

* Excluded from the Range.

Source: Compustat.

NA - Not Available.

NMF - Not Meaningful Figure.

LTM - Latest Twelve Months.

NFY - Next Fiscal Year.

EV - Enterprise Value.

EBIT - Earnings Before Interest and Taxes.

EBITDA - Earnings Before Interest, Taxes, Depreciation and Amortization.

[GRAPHIC]

Strategic Alternatives

Confidential

[LOGO]

Strategic Alternatives

OVERVIEW OF STRATEGIC ALTERNATIVES

•             In its analysis of the strategic alternatives open to RDO’s minority shareholders, Houlihan Lokey considered the following options to Mr. Offutt’s proposal:

•             Maintain the status quo; and

•             Sell the minority block to a third party.

•             A qualitative analysis of these two options is presented on the following pages.

•             In addition, Houlihan Lokey considered several alternatives that would be available to minority shareholders only with the consent and cooperation of the controlling shareholder:

•             Sell the entire Company to a third party;

•             Recapitalize the Company to provide a dividend to shareholders; and

•             Grow through acquisitions.

MAINTAIN THE STATUS QUO

•             By maintaining its current ownership structure and remaining a publicly traded company, RDO would allow current shareholders to participate in any upside (e.g., new growth opportunities) and downside (e.g., Company performance issues or economic downturn) of the Company.

Advantages

•                       Participation in future growth of the business.

•                       Continued access to capital markets, even if this need seems remote currently.

Disadvantages

•                       Lack of analyst coverage and peer group of comparable companies limit investor interest in the stock.

•                       Low trading volumes provide limited liquidity at best.

•                       Limited acquisition plans preclude need to access capital markets.

•                       $0.5 million per year in costs associated with being a public company.

•             Houlihan Lokey Conclusion:  The status quo would likely result in limited liquidity as well as limited opportunity for substantial price appreciation based on the Company’s forecast and the industry outlook.

SELL THE MINORITY BLOCK TO A THIRD PARTY

•             Rather than sell the minority block to Mr. Offutt, the minority shareholders could sell their shares to a third party buyer.

Advantages

•                       Mr. Offutt would retain control of the Company, consistent with the preferences of Deere and Mr. Offutt.

•                       If more than one potential buyer expresses interest, an auction process may result, maximizing value for minority shareholders.

Disadvantages

•                       Mr. Offutt has expressed that he is not interested in a new equity partner. If a buyer can be found, however, Mr. Offutt cannot prevent the minority shareholders from selling their shares.

•                       Mr. Offutt’s predisposition against a new equity partner may reduce third party interest in acquiring the minority block.

SELL THE MINORITY BLOCK TO A THIRD PARTY

•             Houlihan Lokey conducted a preliminary search of potential acquirors for the 36.5% minority interest Mr. Offutt is proposing to acquire.  Houlihan Lokey identified the following strategic buyers:

•             Deere & Company;

•             Nortrax, Inc.;

•             Marubeni Corporation;

•             Papé Machinery, Inc.;

•             Rush Enterprises, Inc.; and

•             Volvo Construction Equipment.

•             Profiles of these companies appear in the Appendices.

•             In addition, Houlihan Lokey approached one financial buyer, CSFB Private Equity, a partner with Deere & Company in the Nortrax Inc. joint venture.

•             Houlihan Lokey contacted the officer responsible for mergers and acquisitions or business development at each of the identified potential buyers.

•             If the contact was not available to speak with directly, a detailed voice mail message was left describing Mr. Offutt’s proposed transaction, the role of the Committee and Houlihan Lokey, and contact information in the event there was interest.

•             The voice mail message was accompanied by a faxed or emailed cover letter reiterating the points made in the voice mail message, including copies of the press releases announcing Mr. Offutt’s proposal and the formation of the Committee.

•             While the most likely interested parties, Deere and CSFB, responded promptly to Houlihan Lokey, none of the other parties have responded to date.

•             Deere’s Construction Equipment Division expressed that it has no interest in pursuing the acquisition of the minority shares and would not be in a position to do so until 2004 at the earliest.

•             Deere’s Agricultural Equipment Division has no interest in acquiring dealerships and therefore was not interested in pursuing the acquisition of the minority shares.

•             CSFB noted that it monitors the industry due to its Nortrax investment, saw Mr. Offutt’s announcement, and has no interest in pursuing the acquisition of the minority shares.

•             Houlihan Lokey Conclusion:  The lack of a response by a majority of the selected potential buyer group and the comments received from Deere and CSFB demonstrate little or no third party interest in acquiring the minority shares.

SELL THE ENTIRE COMPANY TO A THIRD PARTY

•             In concert with Mr. Offutt, the Company could commence an active process to market and sell the Company to a strategic or financial buyer.

Advantages

•                       Can provide maximum value delivery to shareholders, especially in the event of a sale to a strategic buyer.

•                       Provides full liquidity to shareholders.

Disadvantages

•                       Requires consent of majority shareholder.

•                       Limited universe of potential buyers.

•                       Sale process can be disruptive to operations.

•             Houlihan Lokey Conclusion:  Given Mr. Offutt’s desire to retain control of the business, this does not appear to be a feasible alternative.

RECAPITALIZE THE COMPANY TO PROVIDE A DIVIDEND TO SHAREHOLDERS

•             The Company could pay all shareholders a special dividend, funded through increased borrowing.

Advantages

•                       Mr. Offutt would retain control of the Company, consistent with the preferences of Deere and Mr. Offutt.

•                       Provides a one-time liquidity event for all shareholders.

Disadvantages

•                       High degree of financial leverage may not allow for pursuit of operational opportunities, including acquisitions.

•                       The Company’s ability to borrow on a secured basis is minimal, making financing expensive and potentially dilutive.

•                       Credit markets are unfavorable and may not provide sufficient liquidity to pay a meaningful dividend.

•             Houlihan Lokey Conclusion:  The Company’s primary asset, equipment inventory, is generally used to secure floor plan debt.  The lack of a substantial asset base to collateralize senior debt increases the cost of financing and may require that warrants be granted to the subordinated lender, making a recapitalization prohibitively expensive.  This does not appear to be a practical alternative.

GROW THROUGH ACQUISTIONS

•             The Company could attempt to increase its stock price by growing through acquisitions.

Advantages

•                       Maintains current ownership.

•                       If successful, this strategy could improve analyst coverage of and market interest in the stock coverage of and market interest in the stock.

Disadvantages

•                       RDO’s growth potential in the construction equipment market is minimal due to Deere’s restrictions.

•                       Market conditions make it difficult to induce agricultural equipment dealers to sell without forcing RDO to overpay.

•                       RDO’s poor stock performance precludes the use of stock as acquisition consideration.

•                       The Company has no excess cash and little debt capacity.

Houlihan Lokey Conclusion: While an acquisitive growth strategy may be appealing to both Mr. Offutt and the minority shareholders, market conditions and Deere restrictions make a successful acquisition strategy unlikely.

Appendices

[GRAPHIC]

Appendices

Comparable Public Company Information:  Equipment Dealers

Comparable Public Company Information:  Equipment Manufacturers

Comparable Transaction Information

Potential Buyer Profiles

Communication to Identified Potential Buyers

[Houlihan Lokey Howard & Zukin LOGO]

Comparable Public Company Information:  Equipment Dealers

COMPARABLE PUBLIC COMPANY MARKET INFORMATION: EQUIPMENT DEALERS

($ Millions, except per share values)

	Market Value of Equity	Enterprise Value	Price / Tangible Book Value	Price / Total Book Value	EV / Total Assets

Finning International Inc.	$1,285.9	$2,076.1	2.3 x	1.4 x	0.8 x

RDO Equipment Co.	$62.9	$153.5	1.0 x	0.7 x	0.7 x

Rush Enterprises, Inc.	$53.9	$262.1	1.1 x	0.6 x	0.8 x

Wajax Limited	$27.3	$118.1	0.3 x	0.2 x	0.4 x

Western Power & Equipment Corp.	$0.4	$47.5	NMF	NMF	0.9 x

Low			0.3 x	0.2 x	0.4 x
High			2.3 x	1.4 x	0.9 x
Median			1.1 x	0.6 x	0.8 x
RDO Equipment Co. as Percent of Median			90.0%	112.4%	94.9%
Mean			1.3 x	0.7 x	0.7 x
RDO Equipment Co. as Percent of Mean			78.0%	94.5%	104.9%

	Price / Cash Flow			EV / EBITDA			EV / EBIT			EV / Revenue
	LTM	NFY	3-Yr. Avg.	LTM	NFY	3-Yr. Avg.	LTM	NFY	3-Yr. Avg.	LTM

Finning International Inc.	2.9 x	NA	3.4 x	4.2 x	NA	5.0 x	9.2 x	NA	10.6 x	0.78 x

RDO Equipment Co.	8.8 x	6.3 x	8.4 x	14.0 x	8.8 x	8.5 x	24.0 x	11.8 x	14.5 x	0.28 x

Rush Enterprises, Inc.	2.4 x	2.3 x	2.7 x	7.5 x	7.2 x	7.1 x	14.7 x	13.8 x	10.7 x	0.33 x

Wajax Limited	3.2 x	NA	2.7 x	6.0 x	NA	5.3 x	10.0 x	NA	6.8 x	0.19 x

Western Power & Equipment Corp.	0.1 x	NA	0.1 x	10.1 x	NA	6.4 x	-17.5 x	NA	NMF	0.46 x

Low	0.1 x	2.3 x	0.1 x	4.2 x	7.2 x	5.0 x	9.2 x	13.8 x	6.8 x	0.19 x
High	3.2 x	2.3 x	3.4 x	10.1 x	7.2 x	7.1 x	14.7 x	13.8 x	10.7 x	0.78 x
Median	2.6 x	2.3 x	2.7 x	6.8 x	7.2 x	5.8 x	10.0 x	13.8 x	10.6 x	0.39 x
RDO Equipment Co. as Percent of Median	331.2%	276.3%	313.0%	206.2%	121.7%	145.5%	241.2%	85.7%	136.9%	72.0%
Mean	2.2 x	2.3 x	2.2 x	7.0 x	7.2 x	5.9 x	11.3 x	13.8 x	9.4 x	0.44 x
RDO Equipment Co. as Percent of Mean	406.7%	276.3%	380.8%	200.6%	121.7%	143.5%	212.9%	85.7%	154.5%	64.5%

Footnotes:

* Excluded from the Range.

Source: Compustat.

NA - Not Available.

NMF - Not Meaningful Figure.

LTM - Latest Twelve Months.

EV - Enterprise Value.

EBIT - Earnings Before Interest and Taxes.

EBITDA - Earnings Before Interest, Taxes, Depreciation and Amortization.

P/ E - Price to Earnings.

RISK RANKINGS: EQUIPMENT DEALERS

Size
(LTM Revenue, millions)

Finning International Inc.	$2,103.7
Rush Enterprises, Inc.	$802.9
Wajax Limited	$612.7
RDO Equipment Co.	$542.8
Western Power & Equipment Corp	$103.6

Historical Growth
(2-Year EBITDA)

RDO Equipment Co. (1)	27.1%
Rush Enterprises, Inc.	-12.8%
Western Power & Equipment Corp	-23.8%
Finning International Inc.	NMF
Wajax Limited	NMF

Relative Depreciation
(Depreciation to EBITDA)

Western Power & Equipment Corp	157.5%
Finning International Inc.	53.6%
Rush Enterprises, Inc.	49.0%
Wajax Limited	39.4%
RDO Equipment Co.	30.7%

Size
(Enterprise Value, millions)

Finning International Inc.	$2,076.1
Rush Enterprises, Inc.	$262.1
RDO Equipment Co.	$153.5
Wajax Limited	$117.3
Western Power & Equipment Corp	$47.5

Historical Growth
(1-Year EBITDA)

Finning International Inc.	1.5%
Rush Enterprises, Inc.	-4.5%
RDO Equipment Co. (2)	-5.7%
Western Power & Equipment Corp	-18.7%
Wajax Limited	-23.1%

Internal Investment
(Capital Expenditures to Revenue)

Western Power & Equipment Corp	3.0%
Rush Enterprises, Inc.	2.5%
Wajax Limited	1.6%
RDO Equipment Co.	0.6%
Finning International Inc.	0.2%

Historical Growth
(2-Year Revenue)

Rush Enterprises, Inc.	-1.5%
RDO Equipment Co. (1)	-10.7%
Western Power & Equipment Corp	-16.7%
Finning International Inc.	NA
Wajax Limited	NA

Projected Growth
(1-Year EBITDA)

RDO Equipment Co. (3)	15.7%
Rush Enterprises, Inc.	9.2%
Finning International Inc.	NA
Wajax Limited	NA
Western Power & Equipment Corp	NA

Liquidity
(Current Ratio)

Wajax Limited	2.4
RDO Equipment Co.	1.4
Finning International Inc.	1.1
Rush Enterprises, Inc.	1.0
Western Power & Equipment Corp	0.6

Historical Growth
(1-Year Revenue)

Finning International Inc.	-1.2%
RDO Equipment Co. (2)	-1.3%
Wajax Limited	-8.7%
Rush Enterprises, Inc.	-12.6%
Western Power & Equipment Corp	-22.8%

Profitability
(LTM EBITDA to LTM Revenue)

Finning International Inc.	18.3%
Western Power & Equipment Corp	4.6%
Rush Enterprises, Inc.	4.3%
Wajax Limited	3.2%
RDO Equipment Co.	2.8%

Leverage
(Debt to EV)

Finning International Inc.	31.3%
RDO Equipment Co.	61.2%
Wajax Limited	84.1%
Rush Enterprises, Inc.	87.1%
Western Power & Equipment Corp	99.2%

Projected Growth
(1-Year Revenue)

RDO Equipment Co. (3)	-0.4%
Finning International Inc.	NA
Rush Enterprises, Inc.	NA
Wajax Limited	NA
Western Power & Equipment Corp	NA

Profitability
(LTM EBIT to LTM Revenue)

Finning International Inc.	8.5%
Rush Enterprises, Inc.	2.2%
Wajax Limited	1.9%
RDO Equipment Co.	1.9%
Western Power & Equipment Corp	-2.6%

(1) Represents growth from FYE 1/31/01 to LTM 10/31/02.

(2) Represents growth from FYE 1/31/02 to LTM 10/31/02.

(3) Represents growth from LTM 10/31/02 to projected FYE 1/31/04.

FINNING INTERNATIONAL INC.

Finning International Inc. (“Finning”) is a leading distributor of Caterpillar equipment in western Canada, South America (Chile,  Argentina, and Uruguay), and the U.K.  Finning sells, finances, and services new and used Caterpillar tractors, log loaders, front shovels, asphalt compactors, and other equipment for customers in the mining, construction, and forestry industries. New mobile equipment accounts for 28% of sales.  Finning generates more than 40% of sales in Canada.

[CHART]

RUSH ENTERPRISES, INC.

Rush Enterprises, Inc. (“Rush”) is a full-service, integrated retailer of premium transportation and construction equipment and related  services. As a supplier of Peterbilt trucks, Rush accounted for approximately 21.7% of all new Class 8 Peterbilt trucks sold in the United States in 2001. Rush is also a major supplier of John Deere construction equipment in Texas. All of its business operations are conducted through five separate divisions: the Rush Truck Center Division, Rush Equipment Center Division, Rush Leasing and Rental Division, Rush Financial and Insurance Division and the Rush Retail Division.

[CHART]

WAJAX LIMITED

Wajax Limited (“Wajax”) is engaged in the sale and after-sales parts and service support of mobile equipment, industrial components  and diesel engines through a network of branches in Canada and the U.S.  Wajax is a multi-line distributor and represents a number of leading worldwide manufacturers across its core businesses.  Its customer base is diversified, spanning natural resources, construction, transportation, manufacturing, industrial processing and utilities.

[CHART]

WESTERN POWER & EQUIPMENT CORP.

Western Power & Equipment Corp. (“WPEC”) is engaged in the sale, rental and servicing of light, medium-sized and heavy  construction, agricultural and industrial equipment, parts and related products, all of which are manufactured by Case Corporation (“Case”) and certain other manufacturers. WPEC is an independent dealer of Case construction equipment in the United States. Products sold, rented and serviced by WPEC include backhoes, excavators, crawler dozers, skid steer loaders, forklifts, compactors, log loaders, trenchers, street sweepers, sewer vacuums and mobile highway signs.

[CHART]

Appendices

Comparable Public Company Information:  Equipment Dealers

Comparable Public Company Information:  Equipment Manufacturers

Comparable Transaction Information

Potential Buyer Profiles

Communication to Identified Potential Buyers

Comparable Public Company Information:      Equipment Manufacturers

COMPARABLE PUBLIC COMPANY MARKET INFORMATION: EQUIPMENT MANUFACTURERS

($Millions, except per share values)

	Current Stock Price Per Share as of 3/4/03	Fully Diluted Shares Outstanding	Market Value of Equity	Enterprise Value	Price / Earnings					Price / Cash Flow
					LTM		NFY	3-Yr. Avg		LTM	NFY		3-Yr. Avg

AGCO Corporation	$15.89	74.900	$1,190.2	$1,792.8	14.4x		10.5x	24.6x		8.8x	7.0x		11.9x

Astec Industries, Inc.	$7.15	19.677	$140.7	$244.3	-6,365.7x		18.3x	6.5x		10.7x	6.5x		4.1x

Caterpillar Inc.	$45.22	346.946	$15,688.9	$33,062.9	19.7x		17.3x	16.2x		7.8x	8.5x		7.6x

CNH Global N.V.	$1.47	655.600	$963.7	$8,126.7	-23.2x		NA	NMF		3.2x	NA		4.5x

Deere & Company	$39.85	241.960	$9,642.1	$20,025.7	22.9x		16.0x	24.6x		8.9x	10.1x		9.3x

JLG Industries, Inc.	$4.66	42.867	$199.8	$562.5	10.8x		13.8x	4.5x		5.2x	5.4x		3.0x

Navistar International Corporation	$22.98	68.728	$1,579.4	$3,715.4	-11.7x		NA	23.4x		18.6x	NA		5.6x

PACCAR Inc.	$46.50	116.486	$5,416.6	$7,610.1	17.9x		14.6x	13.7x		11.3	10.1x		9.8x

RDO Equipment Co. (1)	$4.95	12.701	$62.9	$153.5	24.4x		11.4x	NMF		8.8x	6.3x		8.4x
Terex Corporation	$11.90	47.400	$564.1	$1,773.1	-36.4x		7.9x	13.1x		19.1x	4.8x		7.6x

Low					10.8x		7.9x	4.5x		3.2x	4.8x		3.0x
High					22.9x		18.3x	24.6x		19.1x	10.1x		11.9x
Median					17.9x		14.6x	13.7x		8.9x	7.0x		7.6x
RDO Equipment Co. as Percent of Median					136.5x	%	77.8%	NMF		98.8%	90.0%		111.3%
Mean					17.1x		14.1x	14.6x		10.4x	7.5x		7.1 x
RDO Equipment Co. as Percent of Mean					142.3x	%	81.0%	NMF	%	84.4%	84.6x	%	119.6%

	EV / EBITDA			EV / EBIT			EV / Revenue
	LTM	NFY	3-Yr. Avg.	LTM	NFY	3-Yr. Avg.	LTM

AGCO Corporation	7.0x	6.1x	8.7x	8.8x	7.4x	11.6x	0.61x

Astec Industries, Inc.	11.6x	7.3x	4.9x	31.2x	12.5x	6.6x	0.53x

Caterpillar Inc.	13.0x	15.1x	12.6x	25.1x	25.3x	21.3x	1.64x

CNH Global N.V.	8.2x	10.9x	8.0x	12.7x	15.7x	11.8x	0.82x

Deere & Company	10.0x	18.4x	10.2x	14.9x	27.0x	15.1x	1.44x

JLG Industries, Inc.	9.5x	9.1x	5.3x	14.5x	14.6x	6.6x	0.73x

Navistar International Corporation	23.5x	13.8x	7.9x	-59.9x	41.4x	14.4x	0.55x

PACCAR Inc.	8.9x	11.9x	7.7x	11.2x	15.5x	9.1x	1.11x

RDO Equipment Co.(1)	14.0x	8.8x	8.5x	24.0x	11.8x	14.5x	0.28x
Terex Corporation	15.6x	7.1x	9.8x	25.8x	8.4x	11.9x	0.63x

Low	7.0x	6.1x	4.9x	8.8x	7.4x	6.6x	0.53x
High	23.5x	18.4x	12.6x	31.2x	27.0x	21.3x	1.64x
Median	10.0x	10.9x	8.0x	14.7x	15.1x	11.8x	0.73x
RDO Equipment Co. as Percent of Median	140.2%	81.3%	166.2%	163.5%	78.3%	123.0%	38.7%
Mean	11.9x	11.1x	8.3x	18.0x	15.8x	12.1x	0.90x
RDO Equipment Co. as Percent of Mean	117.0%	79.7%	102.0%	133.1%	74.8%	120.4%	31.5%

Footnotes:

* Excluded from the Range.

Source: Compustat.

NA - Not Available.

NMF - Not Meaningful Figure.

LTM - Latest Twelve Months.

NFY - Next Fiscal Year.

EV - Enterprise Value.

EBIT - Earnings Before Interest and Taxes.

EBITDA - Earnings Before Interest, Taxes, Depreciation and Amortization.

P/E - Price to Earnings.

(1) RDO Equipment Co. is not included in the high, low, median or mean calculations.

Comparable Public Company Information:  Equipment Manufacturers

RISK RANKINGS: EQUIPMENT MANUFACTURERS

Size

(LTM Revenue, millions)

Caterpillar Inc.	$20,152.0
Deere & Company	$13,947.0
CNH Global N.V.	$9,940.0
PACCAR Inc.	$6,825.8
Navistar International Corporation	$6,764.0
AGCO Corporation	$2,922.7
Terex Corporation	$2,797.4
JLG Industries, Inc.	$769.4
RDO Equipment Co.	$542.8
Astec Industries, Inc.	$458.3

Size

(Enterprise Value, millions)

Caterpillar Inc.	$33,062.9
Deere & Company	$20,025.7
CNH Global N.V.	$8,126.7
PACCAR Inc.	$7,610.1
Navistar International Corporation	$3,715.4
AGCO Corporation	$1,792.8
Terex Corporation	$1,773.1
JLG Industries, Inc.	$562.5
Astec Industries, Inc.	$244.3
RDO Equipment Co.	$153.5

Historical Growth

(2-Year Revenue)

Terex Corporation	16.3%
AGCO Corporation	11.9%
Deere & Company	3.0%
Astec Industries, Inc.	0.7%
Caterpillar Inc.	-0.1%
CNH Global N.V.	-0.5%
Navistar International Corporation	-10.3%
RDO Equipment Co. (1)	-10.7%
JLG Industries, Inc.	-14.6%
PACCAR Inc.	-17.8%

Historical Growth

(1-Year Revenue)

Terex Corporation	54.3%
AGCO Corporation	15.0%
Deere & Company	4.9%
CNH Global N.V.	2.3%
Navistar International Corporation	1.3%
RDO Equipment Co. (2)	-1.3%
Caterpillar Inc.	-1.5%
Astec Industries, Inc.	-12.5%
JLG Industries, Inc.	-20.1%
PACCAR Inc.	-23.1%

Projected Growth

(1-Year Revenue)

Terex Corporation	19.2%
PACCAR Inc.	15.1%
AGCO Corporation	12.5%
Astec Industries, Inc.	3.8%
Navistar International Corporation	3.6%
CNH Global N.V.	-0.4%
RDO Equipment Co. (3)	-0.4%
JLG Industries, Inc.	-0.7%
Caterpillar Inc.	-5.3%
Deere & Company	-8.8%

Historical Growth

(2-Year EBITDA)

RDO Equipment Co. (1)	27.1%
AGCO Corporation	25.1%
Deere & Company	-2.2%
CNH Global N.V.	-2.6%
Caterpillar Inc.	-3.7%
PACCAR Inc.	-26.0%
Terex Corporation	-32.9%
Astec Industries, Inc.	-35.4%
JLG Industries, Inc.	-35.8%
Navistar International Corporation	-58.7%

Historical Growth

(1-Year EBITDA)

AGCO Corporation	29.3%
Deere & Company	12.9%
CNH Global N.V.	-2.7%
Caterpillar Inc.	-3.8%
RDO Equipment Co. (2)	-5.7%
Terex Corporation	-34.9%
PACCAR Inc.	-37.6%
JLG Industries, Inc.	-50.3%
Navistar International Corporation	-52.0%
Astec Industries, Inc.	-56.2%

Projected Growth

(1-Year EBITDA)

Terex Corporation	119.8%
Navistar International Corporation	70.7%
Astec Industries, Inc.	27.3%
RDO Equipment Co. (3)	15.7%
AGCO Corporation	15.2%
JLG Industries, Inc.	5.4%
PACCAR Inc.	-4.8%
Caterpillar Inc.	-13.5%
CNH Global N.V.	-24.2%
Deere & Company	-46.0%

Profitability

(LTM EBITDA to LTM Revenue)

Deere & Company	14.4%
Caterpillar Inc.	12.6%
PACCAR Inc.	12.5%
CNH Global N.V.	9.9%
AGCO Corporation	8.8%
JLG Industries, Inc.	7.7%
Astec Industries, Inc.	4.6%
Terex Corporation	4.1%
RDO Equipment Co.	2.8%
Navistar International Corporation	2.3%

Profitability

(LTM EBIT to LTM Revenue)

PACCAR Inc.	9.9%
Deere & Company	9.6%
AGCO Corporation	7.0%
Caterpillar Inc.	6.5%
CNH Global N.V.	6.5%
JLG Industries, Inc.	5.1%
Terex Corporation	2.5%
RDO Equipment Co.	1.9%
Astec Industries, Inc.	1.7%
Navistar International Corporation	-0.9%

Relative Depreciation

(Depreciation to EBITDA)

Navistar International Corporation	139.2%
Astec Industries, Inc.	62.8%
Caterpillar Inc.	48.1%
Terex Corporation	39.6%
CNH Global N.V.	35.0%
JLG Industries, Inc.	34.2%
Deere & Company	33.2%
RDO Equipment Co.	30.7%
PACCAR Inc.	20.7%
AGCO Corporation	20.4%

Internal Investment

(Capital Expenditures to Revenue)

Caterpillar Inc.	8.8%
PACCAR Inc.	6.5%
Deere & Company	6.1%
JLG Industries, Inc.	4.3%
CNH Global N.V.	4.1%
Navistar International Corporation	3.9%
Astec Industries, Inc.	2.3%
AGCO Corporation	1.9%
Terex Corporation	1.0%
RDO Equipment Co.	0.6%

Liquidity

(Current Ratio)

Astec Industries, Inc.	3.0
Deere & Company	2.1
JLG Industries, Inc.	2.4
CNH Global N.V.	2.0
Terex Corporation	2.0
PACCAR Inc.	1.9
AGCO Corporation	1.8
RDO Equipment Co.	1.4
Caterpillar Inc.	1.3
Navistar International Corporation	1.1

Leverage

(Debt to EV)

AGCO Corporation	35.5%
PACCAR Inc.	45.8%
Astec Industries, Inc.	45.9%
Caterpillar Inc.	53.5%
RDO Equipment Co.	61.2%
JLG Industries, Inc.	66.2%
Deere & Company	66.9%
Navistar International Corporation	74.2%
Terex Corporation	88.1%
CNH Global N.V.	96.8%

(1)      Represents growth from FYE 1/31/01 to LTM 10/31/02.

(2)      Represents growth from FYE 1/31/02 to LTM 10/31/02.

(3)      Represents growth from LTM 10/31/02 to projected FYE 1/31/04.

Comparable Public Company Information:  Equipment Manufacturers

AGCO CORPORATION

AGCO Corporation (“AGCO”) is a manufacturer and distributor of agricultural equipment and related replacement parts  throughout the world. AGCO sells a full range of agricultural equipment, including tractors, combines, self-propelled sprayers, hay tools, forage equipment and implements. In addition, AGCO provides retail financing in North America, the United Kingdom, France, Germany, Spain, Ireland and Brazil through its finance joint ventures with Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., Rabobank Nederland.

[CHART]

Comparable Public Company Information:  Equipment Manufacturers

ASTEC INDUSTRIES, INC.

Astec Industries, Inc. (“Astec”) designs, engineers, manufactures, markets, and finances equipment and components used primarily  in road building and related construction activities. Astec’s products are used in each phase of road building, from quarrying and crushing the aggregate to testing the mix for application of the road surface. Astec also manufactures certain equipment and components unrelated to road construction, including trenching, auger boring, directional drilling, environmental remediation and industrial heat transfer equipment. Astec’s products are marketed both domestically and internationally. In addition to plant and equipment sales, Astec manufactures and sells replacement parts for equipment in each of its product lines. The distribution and sale of replacement parts is an integral part of Astec’s business.

[CHART]

Comparable Public Company Information:  Equipment Manufacturers

CATERPILLAR INC.

Caterpillar Inc. (“Caterpillar”) manufactures and markets construction, mining, agricultural and forest machinery.          Caterpillar also manufactures engines for on-highway and locomotive use, as well as for electrical power generation systems and other applications.  In addition, Caterpillar provides financing to customers for the purchase and lease of its equipment. Caterpillar operates three principal lines of business: machinery, engines and financial products. Caterpillar designs, manufactures, markets, finances and provides support for its Caterpillar, Cat, Solar, MaK, Perkins, FG Wilson and Olympian brands. Sales outside the United States were 51% of consolidated sales for 2001, 50% for 2000, and 50% for 1999.

[CHART]

Comparable Public Company Information:  Equipment Manufacturers

CNH GLOBAL N.V.

CNH Global N.V. (“CNH”) is a manufacturer of agricultural equipment throughout the world, a manufacturer of construction  equipment and an equipment finance company. CNH organizes its operations into three business segments: Agricultural Equipment, Construction Equipment and Financial Services. CNH markets products globally through its Case, Case IH, New Holland, Steyr, Fiat-Hitachi, FiatAllis, O&K and Kobelco brand names. CNH distributes its globally recognized brands in over 160 markets.

[CHART]

Comparable Public Company Information:  Equipment Manufacturers

DEERE & COMPANY

Deere & Company and its subsidiaries (collectively, “John Deere”) operate in four major business segments: the agricultural  equipment segment, the commercial and consumer equipment segment, the construction and forestry segment and the credit segment. The agricultural segment manufactures and distributes a full line of farm equipment. The commercial and consumer equipment segment manufactures and distributes equipment for commercial and residential uses. The construction and forestry segment manufactures and distributes a broad range of machines used in construction, earthmoving, material handling and timber harvesting. The credit segment primarily finances sales and leases by John Deere dealers of new and used agricultural, commercial and consumer, and construction and forestry equipment.

[CHART]

Comparable Public Company Information:  Equipment Manufacturers

JLG INDUSTRIES, INC.

JLG Industries, Inc. (“JLG”) is a producer of aerial work platforms and a global manufacturer of variable-reach rough-terrain material  handlers (“telehandlers”) and telescopic hydraulic excavators (“excavators”). In addition to designing and manufacturing its products, JLG provides its customers with after-sales service and support and financing and leasing solutions. JLG is organized in three business segments: Machinery, Equipment Services and Access Financial Solutions. The Machinery segment consists of the design, manufacture and sale of new aerial work platforms, telehandlers and excavators. The Equipment Services segment contains after-sales service and support, including parts sales, equipment rentals and used and reconditioned equipment sales. The Access Financial Solutions segment contains financing and leasing activities, including the operations of JLG’s wholly owned subsidiary, Access Financial Solutions, Inc.

[CHART]

Comparable Public Company Information:  Equipment Manufacturers

NAVISTAR INTERNATIONAL CORPORATION

Navistar International Corporation (“Navistar”) is the parent company of International Truck and Engine Corporation, a  producer of mid-range diesel engines, medium trucks, heavy trucks, severe service vehicles, and a provider of parts and service sold under the International brand. American Transportation Corporation, a wholly owned subsidiary, produces school buses. Navistar is also a private label designer and manufacturer of diesel engines for the pickup truck, van and sport utility vehicle markets. Additionally, through a joint venture with Ford Motor Company, Navistar will build medium commercial trucks, and currently sells and services truck and diesel engine parts. Financing for customers and dealers is provided through a wholly owned subsidiary. Navistar operates in three principal industry segments: the Medium and Heavy Truck, Engine and Foundry, and Financial Services. Based on assets and revenues, the truck and engine segments represent the majority of Navistar’s business activities.

[CHART]

Comparable Public Company Information:  Equipment Manufacturers

PACCAR INC.

PACCAR Inc. (“PACCAR”) is a multinational company whose principal businesses include the design, manufacture and  distribution of high-quality, light-, medium- and heavy-duty commercial trucks and related aftermarket parts. A portion of PACCAR’s revenues and income is also derived from the financing and leasing of its trucks and related equipment. In addition, PACCAR manufactures and markets industrial winches. PACCAR and its subsidiaries design and manufacture trucks, which are marketed under the Peterbilt, Kenworth, DAF and Foden nameplates in the heavy-duty diesel category. PACCAR also manufactures industrial winches in two U.S. plants and markets them under the Braden, Carco and Gearmatic nameplates. In North America, Australia and seven Western European countries, PACCAR provides financing and leasing arrangements principally for its manufactured trucks through wholly owned finance companies.

[CHART]

Comparable Public Company Information:  Equipment Manufacturers

TEREX CORPORATION

Terex Corporation (“Terex”) is a diversified global manufacturer of a broad range of equipment for the construction, infrastructure  and mining industries. Terex is organized into three business segments: Terex Americas, Terex Europe and Terex Mining. Terex’s products are manufactured at 49 plants in the United States, Europe, Australia and Asia, and are sold primarily through a worldwide distribution network with over 2,000 locations to the global construction, infrastructure and surface mining markets. Terex Americas includes the business units located in North and South America, Australia and Asia; Terex Europe includes the business units located in Europe, and the Terex Mining business segment includes the company’s mining manufacturing and distribution operation in Tulsa, Oklahoma, and in Dortmund, Germany, as well as certain sales offices in Australia, South America and Africa.

[CHART]

[GRAPHIC]

Appendices

Comparable Public Company Information:  Equipment Dealers

Comparable Public Company Information:  Equipment Manufacturers

Comparable Transaction Information

Potential Buyer Profiles

Communication to Identified Potential Buyers

[LOGO]

Comparable Transaction Information

COMPARABLE TRANSACTION MULTIPLES

($Millions)

Comparable Transaction Information

COMPARABLE TRANSACTION MULTIPLES

($Millions)

Announce Date	Seller	Unit Sold	Buyer	Equity Value	Enterprise Value	Price / Book Value	EV / Revenue	EV / EBITDA
01/16/03	IVECO SpA	OM Carrelli Elevatori	Linde AG
01/07/03	Noble International Ltd.	Noble Construction	Quantu m Value Partners	$14.0	$14.0
		Equipment, Inc.	LP
01/02/03	The Manitowoc Co., Inc.	Manitowoc Boom	Quantum Value Partners
		Trucks, Inc.	LP
12/27/02	Textron Inc.	OmniQuip Textron,	Elwood Holdings LLC
		Inc.
12/19/02	Johnston Group plc		Anglo American plc	$16.5	$77.5	1.0 x	0.4 x	6.6 x
11/08/02	Vitkovice as		LNM Group	$97.2	$98.2
10/23/02	SPX Corporation	Sunflower	AGCO Corporation
		Man ufacturing Co., Inc.

10/21/02	Knight Manufacturing	Bucher Industries AG
	Corporation
10/16/02	Poljostroj dd	INO Brezice doo
10/09/02	Zelezarna Ravne-Monter	Probanka dd
09/23/02	Skamo	Vossloh AG
09/20/02	Mitsubishi Motors	Mitsubishi Fuso Truck	DaimlerChrysler AG	$750.7	$1,745.8		0.3 x
	Corporation	& Bus Co.
09/20/02	Hyndai Motor Co.	Commercial Vehicles	DaimlerChrysler AG	$392.9	$785.8		0.7 x
		Division
09/01/02	Horstine Farmery Ltd.		Chafer Machinery Ltd.	$0.8	$0.8
08/29/02	Veidekke ASA	Bautas AS	Ramirent Oyj	$117.9	$117.9
08/15/02	Leach Co.	Federal Signal	Corporation	$14.8	$14.8

08/12/02	Mecanica SA		Marutim SA	$1.2	$1.6
08/09/02	Standard Automotive	CPS Trailer Co., Inc.	Canam Manac Group, Inc.	$4.5	$4.5		0.2 x
	Corporation
07/31/02	NACCO Industries, Inc.	Yale Huck	Huck Foerdertechnik
		Foerdertechnik GmbH	GmbH

Announce Date	Seller	Unit Sold	Buyer	Equity Value	Enterprise Value	Price / Book Value	EV / Revenue	EV / EBITDA

07/04/02	King Lifter Productions	Forklift Unit	Terberg Techniek BV
07/03/02	Zetor as		HTC Holding as	$3.2	$3.2
07/01/02	Madison Dearborn	Alloway Industries	Buhler Industries, Inc.
	Partners / Deere & Co.	LLC
06/28/02	Volvo AB	Volvo Stavebni stroje	Bilia AB
		CR sro
06/20/02	Kverneland ASA	Komatsu KVX	Komatsu Ltd.	$3.9	$9.8
06/13/02	Autogru PM		B&S Private Equity	$40.0	$40.0		0.9 x
			Group
05/29/02	Technical Solutions		Sonic Jet Performance,	$2.1	$2.1
	Group, Inc.		Inc.
05/17/02	Siemens AG	Demag Mobile Cranes	Terex Corporation	$146.0	$146.0		0.4 x
		GmbH & Co. KG
05/13/02	Giletta SpA		Bucher Industries AG
05/13/02	Paolo de Nicola SpA		Iniziative 2002 SpA	$16.3	$16.3
05/10/02	Komatsu Ltd.	Komatsu Forklift Co.,	Linde AG
		Ltd.
04/26/02	Manitou BF	Ahlmann	Mecalac
		Baumaschinen GmbH
04/01/02	FAS 11 Oktomrvi		Bulmark 2000
03/25/02	Moxy Trucks AS		Spilka Gruppen AS
03/21/02	UKM Rekard Ipari es		Inno-Contact Gazdasagi
	Kereskedelmi Rt		Tanacsado Kft
03/18/02	Grove Worldwide, Inc.		The Manitowoc Co., Inc.	$73.1	$258.7	0.8 x	0.4 x	NMF

Announce Date	Seller	Unit Sold	Buyer	Equity Value	Enterprise Value	Price / Book Value	EV / Revenue	EV / EBITDA

03/15/02	Advance Mixer Inc.		Terex Corporation	$12.5	$12.5
03/04/02	Conley-Lott-Nichols of Texas LP		21st Century Group, LLC

02/27/02	Fiat SpA		Libyan Arab Foreign
Investment Co.
02/19/02	Friede Goldman Halter,	AmClyde Engineered	Hydralift ASA	$36.0	$36.0
	Inc.	Products
02/12/02	Smith Tractor &		The Pape Group, Inc.
Equipment Co., Inc.
02/12/02	Hessel Tractor &		The Pape Group, Inc.
Equipment Co.
01/03/02	Hyster Group		Zeppelin Baumaschinen
GmbH

					High	0.98 x	0.87 x	6.6 x
					Low	0.77 x	0.15 x	6.6 x

					Median	0.88 x	0.36 x	6.6 x
					Mean	0.88 x	0.44 x	6.6 x

[GRAPHICS]

Appendices

Comparable Public Company Information:  Equipment Dealers

Comparable Public Company Information:  Equipment Manufacturers

Comparable Transaction Information

Potential Buyer Profiles

Communication to Identified otential Buyers

[LOGO]

Potential Buyer Profiles

DEERE & COMPANY

Company Profile

Deere & Company and its subsidiaries (collectively, “John Deere”) operate in four major business segments: the agricultural equipment segment, the commercial and consumer equipment segment, the construction and forestry segment and the credit segment. The agricultural segment manufactures and distributes a full line of farm equipment. The commercial and consumer equipment segment manufactures and distributes equipment for commercial and residential uses. The construction and forestry segment manufactures and distributes a broad range of machines used in construction, earthmoving, material handling and timber harvesting. The credit segment primarily finances sales and leases by John Deere dealers of new and used agricultural, commercial and consumer, and construction and forestry equipment.

Selected Information

Revenue:	$13.9 billion
EBITDA:	$2.0 billion
Market Value of Equity	$9.6 billion
Enterprise Value:	$20.0 billion
Ownership:	Public (NYSE: DE)

Stock Price Chart

[CHART]

Recent News

11/19/02 - Deere announces that net equipment sales for the first quarter of 2003 are currently forecast to improve 20-25% from the first quarter of 2002, with company-wide net income to increase to $50 million from zero.

11/7/02 - Deere announces fourth quarter net income of $0.26 per share.  Consensus estimates were $0.02 per share.  Regarding 2003, Deere anticipates full-year equipment sales to increase by 8-10% and net income of approximately $500-600 million.  The sales increase is expected to come primarily from the agricultural equipment and commercial and consumer equipment operations.

2/12/02 - The Papé Group, Inc., a holding company for capital equipment dealerships throughout the western U.S., announces that it has reached an agreement to acquire the assets of two John Deere construction and forestry equipment dealerships.

11/20/01 - Deere announces plans to close and sell its Loudon, Tennessee factory and move the production of skid steer loaders to its Dubuque, Iowa facility. 10/17/01 - Deere and Hitachi Construction Machinery Co., Ltd. announce plans to integrate their marketing operations in North, Central and South America.

Potential Buyer Profiles

NORTRAX, INC.

Company Profile

Nortrax, Inc. (“Nortrax”) is the largest dealer of Deere construction and forestry equipment in North America.  Nortrax has dealerships in 14 states.  Nortrax is jointly owned by Deere & Company and CSFB Private Equity.  Nortrax is headquartered in Moline, Illinois and operates regional sales branches in California, Florida, Louisiana, Maine, New Hampshire, Ohio, Tennessee and Wisconsin.

Selected Information

Revenue:	$700 million
Ownership:	Deere & Company (NYSE:DE) and CSFB Private Equity
Products:	Deere, Hitachi

Regional Overlap

[CHART]

Recent News

1/7/02 - Nortrax, Inc. announces its merger with Nortrax II, Inc.

6/1/01 - Nortrax II, Inc. announces the acquisition of East Texas Machinery, Inc.

4/1/01 - Nortrax II, Inc. announces the acquisition of Norwel Equipment Co. of Louisiana.

10/4/00 - Nortrax II, Inc. acquires Barton Equipment Co., Inc. of Tennessee.

10/3/00 - John Deere Construction Equipment Co. and CSFB Private Equity form Nortrax II, Inc.  The second venture was formed because Nortrax, Inc. was close to exceeding Deere’s 9.9% maximum allowable market share.

11/12/99 - Nortrax, Inc. formed by John Deere Construction Equipment Co. and CSFB Private Equity.

Potential Buyer Profiles

MARUBENI CORPORATION

Company Profile

Marubeni Corporation (“Marubeni”) is one of Japan’s largest conglomerate trading companies.  Its 12 business divisions consist of: Agri-Marine Products; Chemicals; Development and Construction; Energy; Finance and Logistics; Forest Products and General Merchandise; Information Technology; Metals and Mineral Resources; Plant and Ship; Textiles; Transportation and Industrial Machinery; and Utility and Infrastructure.  Marubeni currently owns several heavy equipment dealerships in the U.S. through its Trax Inc. and Mitchell Distributing Company subsidiaries.

Selected Information

Revenue:	$3.3 billion
EBIT:	$89.2 million
Market Value of Equity	$1.5 billion
Enterprise Value:	$16.2 billion
Ownership:	Public (OTC ADR: MARUY)

Regional Overlap

[CHART]

Stock Price Chart

MARUBENI CORP ADR
MARUY	2/21/02 to 2/21/03	High:	12.54
		Low:	6.92
		Last:	10.62

Potential Buyer Profiles

PAPÉ MACHINERY, INC.

Company Profile

Papé Machinery, Inc. (“Papé Machinery”) is a John Deere construction dealer and used equipment broker and is the largest John Deere dealer in the northwest. Papé Machinery sells, rents and services construction, utility, industrial, earth moving, logging and forestry equipment. The types of equipment offered include: backhoes, bulldozers, excavators, wheel loaders, articulated and off road dump trucks, motor graders, compactor rollers, breakers, feller bunchers, delimbers and processors, log loaders, skidders, trailers and others in a wide range of brands: John Deere, Trail King, Dynapac, Sakai, Caterpillar, Case, Komatsu, Hitachi, Kobelco, Linkbelt, Denharco, Pierce Pacific, Breaker Technology Inc., and more. Papé Machinery offers custom financial solutions and ships all over the world.

Selected Information

Revenue:	$70 million (parent revenue: $300 million)
Ownership:	The Papé Group, Inc.
Products:	Deere, Caterpillar, Case, Komatsu, Hitachi, Kobelco

Regional Overlap

[CHART]

Products

[JOHN DEERE LOGO]

[KOMATSU LOGO]

[HITACHI LOGO]

[CASE LOGO]

[KOBELCO LOGO]

•             Construction

•             Forestry

Potential Buyer Profiles

RUSH ENTERPRISES, INC.

Company Profile

Rush Enterprises, Inc. (“Rush”) is a full-service, integrated retailer of premium transportation and construction equipment and related services. As a supplier of Peterbilt trucks, the Company accounted for approximately 21.7% of all new Class 8 Peterbilt trucks sold in the United States in 2001. Rush Enterprises also is a major supplier of John Deere construction equipment in Texas.

Revenue:	$803 million
EBITDA:	$34.9 million
Market Value of Equity	$53 million
Enterprise Value:	$261 million
Ownership:	Public (NASDAQ: RUSHB)

Regional Overlap

[CHART]

Recent News

11/12/02 - Rush announces plans to discontinue its retail farm and ranch supply store, D&D Farm and Ranch Supermarket, Inc.  D&D recorded a pretax loss of $5.2 million in the 18-month period ended September 30, 2002.  Rush also announced the signing of a letter of intent with an undisclosed party to sell its Michigan John Deere construction equipment dealerships.  In addition, Rush announced the signing of a letter of intent to acquire Orange County Truck and Trailer Inc., a Peterbilt truck dealer in central Florida.

7/10/02 - The Wall Street Journal reports that Rush shares fell sharply on the release of Rush’s second quarter results.

11/13/01 - Rush acquires the assets of Perfection Equipment Company, Inc.

8/22/01 - Rush acquires substantially all the assets of El Paso Great Basin Trucks Inc., the owner of two Peterbilt truck dealerships.

Potential Buyer Profiles

VOLVO CONSTRUCTION EQUIPMENT

Company Profile

Volvo Construction Equipment is a major international company developing, manufacturing and marketing equipment for construction and related industries. Its products, leaders in many world markets, include a comprehensive range of wheel loaders, hydraulic excavators, articulated haulers, motor graders and compact equipment. Volvo Construction Equipment is part of the Volvo Group, a manufacturer of trucks, buses, construction equipment, marine and industrial engines, and aerospace systems and components.

Selected Information

Revenue:	$1.7 billion
Ownership:	AB Volvo (NASDAQ (ADR): VOLVY)

Stock Price Chart

[CHART]

Recent News

12/12/02 – Volvo Construction Equipment announces that it will phase out the production of articulated trucks at its Asheville, NC plant and concentrate manufacturing in its Swedish and Brazilian plants.

11/7/02 – Volvo Construction Equipment announces its intention to improve product offerings to China.

9/13/02 – Volvo Construction Equipment opens a backhoe factory in Poland.

4/24/02 – Volvo Construction Equipment establishes a wholly owned subsidiary and facility to produce construction equipment in Shanghai, China.

4/3/02 – Volvo Construction Equipment and Komatsu Ltd. reach a joint venture agreement for the production and development of construction equipment components.

3/14/02 – Volvo Construction Equipment announces the acquisition of SuperPac Inc.’s compaction equipment assets for an undisclosed amount.

[GRAPHIC]

Appendices

Comparable Public Company Information:  Equipment Dealers

Comparable Public Company Information:  Equipment Manufacturers

Comparable Transaction Information

Potential Buyer Profiles

Communication to Identified Potential Buyers

H O U L I H AN LO K E Y H O WAR D & ZU K I N

F I N A N C I A L A D V I S O R S

w w w . h l h z . c o m

February 19, 2003

[NAME]

[TITLE]

[COMPANY]

[ADDRESS]

[ADDRESS]

Dear [NAME]:

As you may be aware, on December 16, 2002, RDO Equipment Co. (“RDO” or the “Company”) issued a press release stating that its majority shareholder, Chairman and Chief Executive Officer Ronald D. Offutt, was interested in acquiring the common stock of the Company that he does not already own or control.  On January 22, 2003, the Company announced that its Board of Directors formed a Special Committee of independent directors to evaluate Mr. Offutt’s proposal.  Houlihan Lokey Howard & Zukin (“Houlihan Lokey”) has been retained to provide financial advisory services to the Special Committee and analyze strategic alternatives available to the minority shareholders.

As part of this strategic alternatives analysis, Houlihan Lokey is contacting selected companies to ensure they are aware of Mr. Offutt’s proposal and to ascertain any interest those companies may have in acquiring the minority shares that are currently held by the public (i.e., all shares other than those held by Mr. Offutt).  These shares constitute approximately 36% of the economic interest in RDO.

RDO Equipment Co. is listed on the New York Stock Exchange under the ticker symbol RDO.  The Company specializes in the distribution, sale, service, rental and finance of equipment and trucks to the agricultural, construction, manufacturing, transportation and warehousing industries, as well as to public service entities, government agencies and utilities.  These operations, which consist of 45 retail stores in nine states, include one of the largest networks of John Deere construction and agricultural stores in North America.  Copies of the Company’s press releases dated December 16, 2002 and January 22, 2003 are attached herewith.  The Company’s website (www.rdoequipment.com) offers more information on RDO, as do various publicly disclosed filings with the Securities & Exchange Commission.

We have attempted to contact you directly to discuss your company’s potential interest in acquiring the minority shares.  We will attempt to contact you again later this week to follow up, but if you have any interest in discussing this further, please call the undersigned at your earliest convenience.  At this time, please refrain from calling the Company directly.

Thank you,

Timothy L. Davis	Terry J. Treemarcki
Senior Vice President	Analyst
(312) 456-4774	(312) 456-4750

Chicago • 123 North Wacker Drive, 4th Floor • Chicago, Illinois 60606 • tel.312.456.4700 • fax.312.346.0951

Los Angeles New York San Francisco Washington, D.C. Minneapolis Dallas Atlanta London

Investment advisory services through Houlihan Lokey Howard & Zukin Financial Advisors.

RDO Equipment Receives Letter From Majority Stockholder Indicating Interest in Acquiring Remaining Outstanding Shares

732 words

16 December 2002

17:15

Business Wire

English

(Copyright (c) 2002, Business Wire)

FARGO, N.D.–(BUSINESS WIRE)—Dec. 16, 2002–RDO Equipment Co. (NYSE:RDO) announced today that it has received a letter from Ronald D. Offutt expressing an interest in acquiring all of the shares of the Class A Common Stock of the Company that Mr. Offutt does not currently own or control. Mr. Offutt is the Chairman of the Board and Chief Executive Officer of the Company and beneficially owns 8,095,884 shares of the Company’s Class A Common Stock (including 7,450,492 shares of Class B Common Stock convertible into shares of Class A Common Stock), or approximately 64.1% of the voting power of the outstanding shares of Class A Common Stock.

Mr. Offutt has stated that if he decides to pursue this transaction, he would commence a tender offer directly to the Company’s stockholders. His letter stated that his offer would be conditioned on the tender by Company stockholders of a sufficient number of shares of Class A Common Stock such that, after the offer is completed, and assuming conversion of his shares of Class B Common Stock into shares of Class A Common Stock, he would own at least 90% of outstanding shares of Class A Common Stock. His letter also stated that he would condition his offer on the tender of at least a majority of the shares of Class A Common Stock not affiliated with Mr. Offutt, a condition which he would not waive.

If the conditions to his offer were satisfied and the offer completed, Mr. Offutt stated that he would subsequently effect a “short-form” merger of the Company with his acquisition entity. In this merger, the remaining Company stockholders would receive the same price paid in the tender offer, except for those stockholders who elected to exercise their appraisal rights under Delaware corporate law.

Mr. Offutt is not asking the Company to enter into any agreement with respect to the offer. He has requested that the Company’s board of directors create an independent special committee to discuss the offering price and terms with him prior to his commencement by him of any offer. It is expected that the special committee will engage financial and legal advisors in connection with its role.

Mr. Offutt stated in his letter that he has not yet finally decided the offering price he is willing to pay for the Company shares he does not own. However, he has indicated that he is currently considering an offer in a range of $5.22 to $5.66 per share.

Mr. Offutt has stated that until he formally commences a tender offer to the Company’s stockholders, he reserves the right, in his sole and absolute discretion, not to proceed with an offer for any reason.

RDO Equipment Co. specializes in the distribution, sale, service, rental and finance of equipment and trucks to the agricultural, construction, manufacturing, transportation, and warehousing industries, as well as to public service entities, government agencies and utilities. These operations, which consist of 45 retail stores in 9 states, include one of the largest networks of John Deere construction and agricultural stores in North America. Information about the Company, including recent news and product information, is available on the Internet at - www.rdoequipment.com.

The press release above is neither an offer to purchase nor a solicitation of an offer to sell securities of RDO Equipment. If Mr. Offutt proceeds with the offer, he will file documentation regarding the offer with the SEC. RDO Equipment will also be required to file documentation regarding its

Page 1   ©  2003  Dow Jones Reuters Business Interactive LLC (trading as Factiva). All rights reserved.

response to the offer. Investors and security holders are advised to read this documentation, when and if it becomes available, because this documentation will contain important information. Investors and security holders may obtain a free copy of the tender offer documentation (when and if available) and other related documents filed by Mr. Offutt and RDO Equipment at the SEC’s web site at www.sec.gov. The tender offer documentation and such other documents may also be obtained from RDO Equipment by directing such request to RDO Equipment Co., 2829 South University Drive, Fargo, ND 58109, tel (701) 297-4288, Attention: Thomas K. Espel.

CONTACT: RDO Equipment, FargoThomas K. Espel, 701/297-4288invest@rdoequipment.com17:15 EST         DECEMBER 16, 2002

Document bwr0000020021216dycg00kj1

Page 2   ©  2003  Dow Jones Reuters Business Interactive LLC (trading as Factiva). All rights reserved.

RDO Equipment Forms Special Committee to Review Offutt Tender Offer - Investment Banker Engaged.

724 words

22 January 2003

Business Wire

English

(c) 2003  Business Wire

FARGO, N.D.-(BUSINESS WIRE)-Jan. 22, 2003-RDO Equipment Co. (NYSE:RDO) announced today that its Board of Directors has formed a Special Committee of non-management directors to review and evaluate the anticipated offer from Ronald D. Offutt to acquire all of the shares of the Class A Common Stock of the Company that Mr. Offutt does not currently own or control. Mr. Offutt is the Chairman of the Board and Chief Executive Officer of the Company and beneficially owns 8,125,884 shares of the Company’s Class A Common Stock (assuming conversion of his 7,450,492 shares of Class B Common Stock into an equal number of shares of Class A Common Stock), or approximately 63.5% of the outstanding shares of the Company. The Company received a letter from Mr. Offutt on December 16, 2002 stating that Mr. Offutt was considering a tender offer directly to the stockholders of the Company at an offer price of between $5.22 and $5.66 per share.

The Special Committee has hired the national investment banking firm of Houlihan Lokey Howard & Zukin (“Houlihan Lokey”) to provide financial advisory services, including assistance in strategic alternative analysis and fairness evaluation, to the Special Committee in connection with the anticipated offer from Mr. Offutt. The Special Committee has also engaged Fredrikson & Byron, P.A. to serve as its separate legal counsel.

The Special Committee, together with its financial and legal advisors, plans to review and evaluate any offer made by Mr. Offutt. The Special Committee expects that its process of review and evaluation may require at least two to four weeks. Upon completion of that process, if Mr. Offutt makes a formal offer to the stockholders, the Special Committee will advise the Company’s stockholders of whether the Special Committee (i) recommends acceptance or rejection of Mr. Offutt’s offer; (ii) expresses no opinion and remains neutral toward the offer; or (iii) is unable to take a position with respect to the offer. Stockholders should defer their decision with respect to any offer anticipated to be made by Mr. Offutt until Mr. Offutt makes a formal offer and the Special Committee has completed its evaluation and disclosed its position with respect to the anticipated offer.

Mr. Offutt had originally intended to formally commence his offer on or about January 20, 2003, however, the Special Committee has requested additional time to evaluate and possibly negotiate the offer with Mr. Offutt. Mr. Offutt has agreed to provide the Special Committee additional time for this purpose.

Mr. Offutt has stated that until he formally commences a tender offer to the Company’s stockholders, he reserves the right, in his sole and absolute discretion, not to proceed with an offer for any reason.

RDO Equipment Co. specializes in the distribution, sale, service, rental and finance of equipment and trucks to the agricultural, construction, manufacturing, transportation, and warehousing industries, as well as to public service entities, government agencies and utilities. These operations, which consist of 45 retail stores in 9 states, include one of the largest networks of John Deere construction and agricultural stores in North America. Information about the Company, including recent news and product information, is available on the Internet at - www.rdoequipment.com.

The press release above is neither an offer to purchase nor a solicitation of an offer to sell securities of RDO Equipment. If Mr. Offutt proceeds with the offer, he will file documentation regarding the offer with the SEC. RDO Equipment will also be required to file documentation regarding its response to the offer. Investors and security holders are advised to read this documentation, when and if it becomes available, because this

Page 1   ©  2003  Dow Jones Reuters Business Interactive LLC (trading as Factiva). All rights reserved.

documentation will contain important information. Investors and security holders may obtain a free copy of the tender offer documentation (when and if available) and other related documents filed by Mr. Offutt and RDO Equipment at the SEC’s web site at www.sec.gov. The tender offer documentation and such other documents may also be obtained from RDO Equipment by directing such request to RDO Equipment Co., 2829 South University Drive, Fargo, ND 58103, tel (701) 297-4288, Attention: Thomas K. Espel.

CONTACT: RDO Equipment, Fargo Thomas K. Espel, 701/297-4288 invest@rdoequipment.com.

Document bwr0000020030122dz1m00dlj

Page 2    ©  2003  Dow Jones Reuters Business Interactive LLC (trading as Factiva). All rights reserved.